Exhibit 10.1

EXECUTION VERSION

$200,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

KNIGHT EXECUTION & CLEARING SERVICES LLC

and

KNIGHT CAPITAL AMERICAS, L.P.

as Borrowers,

KNIGHT CAPITAL GROUP, INC.

as Guarantor,

The Several Lenders from Time to Time Party Hereto,

US BANK NATIONAL ASSOCIATION

as Syndication Agent

BANK OF AMERICA, N.A. and

BANK OF MONTREAL, CHICAGO BRANCH

as Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 27, 2012

J.P. MORGAN SECURITIES LLC

US BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

3.14	Subsidiaries	42
3.15	Use of Proceeds	42
3.16	Environmental Matters	42
3.17	Accuracy of Information, etc.	43
3.18	Security Documents	44

SECTION 4.	CONDITIONS PRECEDENT	44

4.1	Conditions to Effectiveness	44
4.2	Conditions to Each Extension of Credit	45

SECTION 5.	AFFIRMATIVE COVENANTS	46

5.1	Financial Statements	46
5.2	Certificates; Other Information	47
5.3	Payment of Obligations	48
5.4	Maintenance of Existence; Compliance	48
5.5	Maintenance of Property; Insurance	48
5.6	Inspection of Property; Books and Records; Discussions	48
5.7	Notices	48
5.8	Use of Proceeds	49
5.9	Compliance with Regulatory Requirements	49

SECTION 6.	NEGATIVE COVENANTS	49

6.1	Financial Covenants	49
6.2	[Reserved]	50
6.3	Liens	50
6.4	Fundamental Changes	53
6.5	Disposition of Property	53
6.6	Restricted Payments	55
6.7	Capital Expenditures	55
6.8	Investments	55
6.9	Transactions with Affiliates	57
6.10	Swap Agreements	57
6.11	Changes in Fiscal Periods	57
6.12	Lines of Business	57
6.13	Payments of Subordinated Indebtedness	57

SECTION 7.	GUARANTEE	57

7.1	Guarantee	57
7.2	No Subrogation	58
7.3	Amendments, etc. with respect to the Obligations	58
7.4	Guarantee Absolute and Unconditional	59
7.5	Reinstatement	59
7.6	Payments	59

SECTION 8.	EVENTS OF DEFAULT	60

SECTION 9.	THE AGENTS	62

9.1	Appointment	62
9.2	Delegation of Duties	62
9.3	Exculpatory Provisions	62
9.4	Reliance by Administrative Agent	63
9.5	Notice of Default	63
9.6	Non-Reliance on Agents and Other Lenders	63
9.7	Indemnification	64
9.8	Agent in Its Individual Capacity	64
9.9	Successor Administrative Agent	64
9.10	Syndication Agent and Documentation Agents	65

SECTION 10.	MISCELLANEOUS	65

10.1	Amendments and Waivers	65
10.2	Notices	66
10.3	No Waiver; Cumulative Remedies	67
10.4	Survival of Representations and Warranties	67
10.5	Payment of Expenses and Taxes	67
10.6	Successors and Assigns; Participations and Assignments	68
10.7	Adjustments; Set-off	71
10.8	Counterparts	72
10.9	Severability	72
10.10	Integration	72
10.11	GOVERNING LAW	72
10.12	Submission To Jurisdiction; Waivers	72
10.13	Acknowledgements	73
10.14	Releases of Guarantees and Liens	73
10.15	Release of KCA	74
10.16	Confidentiality	74
10.17	WAIVERS OF JURY TRIAL	75
10.18	USA PATRIOT Act	75

SCHEDULES:

1.1A	Advance Rate/Concentration Limits
1.1B	Commitments
1.1C	Broker-Dealer Licenses and Memberships
1.1D	Broker-Dealer Subsidiaries/Specified Subsidiaries
3.4	Consents, Authorizations, Filings and Notices
3.9	Claims Asserted Against Intellectual Property
3.14	Subsidiaries
3.18	UCC Filing Jurisdictions
6.3(f)	Existing Liens
6.8	Existing Investments

EXHIBITS:

A-1	Form of KCA Security Agreement
A-2	Form of KECS Security Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Legal Opinion of Kirkland & Ellis LLP
E-2	Form of Legal Opinion of Leonard J. Amoruso
F	Form of Borrowing Request
G	Form of Borrowing Base A Limit Notice
H	Form of Borrowing Base B Limit Notice
I	Form of Exemption Certificate

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 27, 2012, among KNIGHT EXECUTION & CLEARING SERVICES LLC, a Delaware limited liability company, (“KECS”), and KNIGHT CAPITAL AMERICAS, L.P., a Delaware limited partnership, (“KCA”), as borrowers (the “Borrowers”), KNIGHT CAPITAL GROUP, INC., a Delaware corporation, as guarantor (the “Guarantor”), the several banks and other financial institutions or entities from time to time party to this Agreement (the “Lenders”), US BANK NATIONAL ASSOCIATION as syndication agent (in such capacity, the “Syndication Agent”), BANK OF AMERICA, N.A. and BANK OF MONTREAL, CHICAGO BRANCH as documentation agents (in such capacity, each a “Documentation Agent” and collectively, the “Documentation Agents”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

WHEREAS, the parties hereto are party to that certain Credit Agreement (the “Existing Credit Agreement”), dated as of June 29, 2011, and have agreed to amend and restate the Existing Credit Agreement subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree that, upon the effectiveness of this Agreement, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, Federal Funds Effective Rate or Eurodollar Rate, respectively.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Advance Rate”: as defined in Schedule 1.1A.

“Affected Lender”: as defined in Section 2.18.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of Section 6.9, “Affiliate” shall also include a Person with the power, directly or indirectly, to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Agreement”: as defined in the preamble hereto.

“Amex”: the American Stock Exchange.

“Applicable Margin”: 1.50% for Loans (other than Borrowing Base B Loans) and 2.00% for Borrowing Base B Loans.

“Applicable Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding.

“Approved Fund”: as defined in Section 10.6(b).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: as defined in the preamble hereto.

“Borrowing”: Revolving Loans made or continued by the Lenders, or Swingline Loans made or continued by the applicable Swingline Lenders.

“Borrowing Base A Limit”: at any time for any Borrower, the aggregate Loan Value of the Pledged Eligible Assets of such Borrower.

“Borrowing Base A Limit Notice”: as defined in Section 2.2(a).

“Borrowing Base A Loans”: any Loans which are secured by Pledged Eligible Assets.

“Borrowing Base B Limit”: at any time for KECS, an amount equal to 80% of the excess, if any, of the Eligible NSCC Margin Deposits of KECS at such time over the Eligible NSCC Margin Deposits of KECS in effect as at the close of business on the day in the prior calendar month (or, if the certificate for such prior calendar month with respect to its Eligible NSCC Margin Deposits has not been delivered pursuant to Section 5.2(c), the preceding calendar month) that was the day having the 10th lowest Eligible NSCC Margin Deposits of KECS during such calendar month; provided that in no event shall at any time the Borrowing Base B Limit exceed the amount of the Eligible NSCC Margin Deposits of KECS at such time.

“Borrowing Base B Limit Notice”: as defined in Section 2.2(a).

“Borrowing Base B Loans”: any Loans the purpose and use of which is to satisfy NSCC Deposit Requirements.

“Borrowing Date”: any Business Day specified by a Borrower as a date on which such Borrower requests the Lenders to make Loans hereunder.

“Borrowing Request”: as defined in Section 2.2(a).

“Broker-Dealer Licenses and Memberships”: (a) the memberships of each Broker-Dealer Subsidiary that is a Domestic Subsidiary with NSCC, DTC and FINRA, (b) the other memberships listed on Schedule 1.1C of each Broker-Dealer Subsidiary, and (c) the licenses with Governmental Authorities listed on Schedule 1.1C of each Broker-Dealer Subsidiary.

“Broker-Dealer Registrations”: the registrations of each Broker-Dealer Subsidiary with the SEC and all other Governmental Authorities which require registration and have jurisdiction over such Broker-Dealer Subsidiary.

“Broker-Dealer Subsidiaries”: the Subsidiaries of the Guarantor listed on Schedule 1.1D and any other Subsidiary of the Guarantor that becomes a registered broker-dealer after the date hereof.

“Business”: as defined in Section 3.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding (i) expenditures to the extent made with the proceeds of, or in exchange for, any Recovery Event or Disposition permitted under Section 6.5 that, in each case, is used to purchase property that is useful in the business of the Guarantor and its Subsidiaries and (ii) expenditures that constitute Permitted Acquisitions.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds substantially all of whose investments are in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (1) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (2) are rated AAA by S&P and Aaa by Moody’s and (3) have portfolio assets of at least $5,000,000,000 or (i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Closing Date”: June 27, 2012, if the conditions precedent set forth in Section 4.1 shall have been satisfied or waived on such date.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property and assets of a Borrower with respect to which a Lien is purported to be created pursuant to a Security Document.

“Commitment”: as to any Lender, the obligation of such Lender to make Revolving Loans and participate in Swingline Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1B or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments is $200,000,000.

“Commitment Fee Rate”: 0.25% per annum.

“Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under “common control” with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer with any Loan Party under Sections 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Sections 414(m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Concentration Limit”: as defined in Schedule 1.1A.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May 25, 2012 and furnished to certain Lenders.

“Consolidated EBITDA”: with respect to any Person for any period, Consolidated Net Income of such Person for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, but not counting any items in this clause (i) attributable to Excluded Debt, (ii) consolidated income tax and franchise tax expense for such period, (iii) all amounts attributable to depreciation and amortization, but not counting any amounts attributable to Excluded Debt, (iv) all extraordinary, nonrecurring or one time charges for such period (including (A) whether or not otherwise includable as a separate item in the consolidated statement of operations for such period, losses on the sales of assets outside of the ordinary course of business and (B) if and to the extent included as a separate item in the consolidated statement of operations for such period, restructuring charges (including severance, relocation costs, one-time compensation charges, integration and facilities opening costs, recruiting and signing costs, retention or completion bonuses, transition costs and costs from curtailments or modifications to pension and post-retirement employee benefit plans)), (v) all non-cash charges associated with stock based employee compensation for such period, (vi) all other non-cash charges for such period (including impairment charges of fixed and/or intangible assets) other than non-cash charges resulting from marked-to-market adjustments of securities positions made in the ordinary course of business, (vii) costs and expenses incurred during such period as a result of any Material Acquisition, investment or Material Disposition permitted hereunder (whether or not consummated), (viii) costs and material expenses incurred in connection with any issuance (or proposed issuance) of Indebtedness (including the Loans), or Capital Stock or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument, in each case, whether or not consummated, (ix) to the extent actually reimbursed or reimbursable, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition and (x) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) all extraordinary, nonrecurring or one time gains for such period (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (ii) income tax benefits (to the extent not netted from income tax expense), (iii) all non-cash gains associated with stock based employee compensation for such period and (iv) all other non-cash gains for such period, other than non-cash gains resulting from marked-to-market adjustments of securities positions made in the ordinary course of business, all determined on a consolidated basis in accordance with GAAP. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Guarantor or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Guarantor or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit or division of a business or constitutes at least a majority of the common stock of a Person and (b) involves the payment of consideration by the Guarantor and its Subsidiaries in excess of $20,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (a) constitutes assets comprising all or substantially all of an operating unit or division of a business of the Guarantor and/or its Subsidiaries or constitutes at least a majority of the common stock of any Subsidiary and (b) yields gross proceeds to the Guarantor or any of its Subsidiaries in excess of $20,000,000. Consolidated EBITDA shall be calculated on a pro forma basis for all purposes of this Agreement.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a)(i) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Guarantor for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or deficit) of the Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that the income (or deficit) of any Person (other than a Subsidiary of the Guarantor) in which the Guarantor or any of its Subsidiaries has an ownership interest shall only be included to the extent that any such income is actually received by the Guarantor or such Subsidiary in the form of dividends or similar distributions.

“Consolidated Net Revenue”: for any period, the consolidated revenue of the Guarantor and its Subsidiaries for such period minus interest expense of the Guarantor and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Guarantor and its Subsidiaries under stockholders’ equity at such date minus the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets (but only to the extent that such items would be included on a consolidated balance sheet of the Guarantor and its Subsidiaries in accordance with GAAP).

“Consolidated Total Debt”: at any date, (i) the aggregate principal amount of all Indebtedness of the Guarantor and its Subsidiaries at such date, determined on a consolidated basis (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP) but excluding Excluded Debt minus (ii) an amount equal to the unrestricted cash and Cash Equivalents of the Guarantor net of the excess of its current third-party accounts payable over its current third-party accounts receivable (with such current third-party accounts payable and current third-party accounts receivable determined in accordance with GAAP); provided that the amount deducted from Consolidated Total Debt pursuant to this clause (ii) shall not exceed $150,000,000.

“Continuing Directors”: the directors of the Guarantor on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Guarantor is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, the Swingline Lenders or any other Lender.

“Customer Deficiency”: as defined in Section 2.8(a).

“Customer Loan”: any Loan which has been designated by KECS pursuant to Section 2.02 or Section 2.04 (or redesignated pursuant to Section 7 of the KECS Security Agreement) as a “Customer Loan”.

“Customer Pledged Eligible Asset”: at any time, any Pledged Eligible Asset that is pledged at such time to the Administrative Agent for the benefit of the Administrative Agent and the Lenders to secure Customer Obligations (as defined in the KECS Security Agreement) pursuant to the terms of the KECS Security Agreement.

“Customer Revolving Credit Exposure”: with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Revolving Loans designated as Customer Loans plus such Lender’s Applicable Percentage multiplied by all Swingline Loans outstanding at such time designated as Customer Loans.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Guarantor, any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deficiency”: as defined in Section 2.8(a).

“Deficiency Notice”: as defined in Section 2.8(a).

“Disposition”: with respect to any property, any sale, lease, sale/leaseback transaction, assignment (other than any collateral assignment), conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Guarantor organized under the laws of any jurisdiction within the United States.

“DTC”: The Depository Trust Company and its successors and assigns.

“Eligible Assets”: at any time, (i) Eligible U.S. Government Bonds, (ii) Eligible MBS, (iii) Eligible Corporate Debt, (iv) Eligible Listed Equities, (v) Eligible ETFs and (vi) Eligible Non-Listed Equities; provided, in any event, that “Eligible Assets” shall not include warrants or options and provided, further, that the determination of “Eligible Assets” for any Borrower shall at all times be subject to the Concentration Limit.

“Eligible Asset Category”: as defined in the definition of Advance Rate.

“Eligible Corporate Debt”: at any time, corporate debt securities which are rated by S&P or Moody’s or both; provided that the rating for such corporate debt securities from S&P shall not be below BBB- and the rating for such corporate debt securities from Moody’s shall not be below Baa3.

“Eligible ETFs”: at any time, any reasonably diversified exchange-traded funds that any Borrower requests be considered an “Eligible ETF” for purposes hereof, subject to the consent of the Administrative Agent to such exchange-traded fund being considered an “Eligible ETF” (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, leveraged exchange-traded funds shall not constitute “Eligible ETFs”.

“Eligible U.S. Government Bonds”: at any time, government bonds issued by the United States government and backed by the full faith and credit of the United States.

“Eligible Listed Equities”: at any time, common and preferred equity securities, American depositary receipts and closed-end mutual funds that are then listed on the NYSE, NASDAQ or Amex (regardless of the venue used to execute trades with respect to such securities or receipts).

“Eligible MBS”: at any time, mortgage backed securities which are rated AAA by S&P and Aaa by Moody’s and issued by an agency sponsored or owned by the United States Government.

“Eligible Non-Listed Equities”: at any time, common and preferred equity securities that are not then listed on the NYSE, NASDAQ or Amex and American depositary receipts which are traded over-the-counter.

“Eligible NSCC Margin Deposits”: NSCC Margin Deposits, other than any such deposits relating to individual transactions that are outstanding for more than five Business Days. The amount of Eligible NSCC Margin Deposits for KECS at any time shall not exceed the NSCC Deposit Requirements applicable to KECS at such time.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans, all of which have current Interest Periods beginning on a same date and ending on a same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Debt”: Indebtedness incurred (a) in the ordinary course of business by a Broker-Dealer Subsidiary, any other Subsidiary that is an operating regulated entity or any licensed mortgage Subsidiary or any Subsidiary of a Broker-Dealer Subsidiary, other Subsidiary that is an operating regulated entity or licensed mortgage Subsidiary and that is (i) (y) in the case of any Broker-Dealer Subsidiary, secured under customary terms by marketable securities and similar or related assets and (x) in the case of any Subsidiary that is an operating regulated entity or licensed mortgage Subsidiary or any Subsidiary thereof, secured under customary terms by marketable securities, financial instruments and similar or related assets, which in each case would be customarily subject of a Repo Transaction or customarily acceptable as “borrowing base collateral” in secured warehouse financings for similar companies or (ii) unsecured but where such Subsidiary holds unencumbered cash and marketable securities and similar or related assets with a fair market value sufficient to fully secure such indebtedness, or (b) by KECS in the form of Borrowing Base B Loans.

“Excluded Taxes”: as defined in Section 2.16.

“FATCA”: Sections 1471 through 1474 of the Code as of the date hereof and any existing or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three Federal funds brokers of recognized standing selected by it.

“Federal Funds Rate”: for any day for any Borrowing, a rate per annum equal to the greater of (a) the rate of interest per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers at the approximate time of such Borrowing (for the first day of such Borrowing and until the next Business Day) and 12:00 Noon (New York City time) (for each subsequent Business Day while such Borrowing is outstanding and until the next Business Day), selected by the Administrative Agent, for dollar deposits in immediately available funds in an amount comparable to the portion of such Borrowing made available by JPMorgan Chase Bank, N.A. and (b) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period. For the avoidance of doubt, the Federal Funds Rate shall be determined on each Business Day on which a Borrowing of Loans is requested or outstanding, as provided herein.

“Federal Funds Rate Loans”: Loans the rate of interest applicable to which is based upon the Federal Funds Rate.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“FINRA”: the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“Firm Deficiency”: as defined in Section 2.8(a).

“Firm Loan”: any Loan which has been designated by KECS pursuant to Section 2.02 or Section 2.04 (or redesignated pursuant to Section 7 of the KECS Security Agreement) as a “Firm Loan”.

“Firm Pledged Eligible Asset”: at any time, any Pledged Eligible Asset (other than a Customer Pledged Eligible Asset or a Non-Customer Pledged Eligible Asset) that is pledged at such time to the Administrative Agent for the benefit of the Administrative Agent and the Lenders to secure the Obligations (as defined in the KECS Security Agreement) pursuant to the terms of the KECS Security Agreement.

“Firm Revolving Credit Exposure”: with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Revolving Loans designated as Firm Loans plus such Lender’s Applicable Percentage multiplied by all Swingline Loans outstanding at such time designated as Firm Loans.

“Foreign Subsidiary”: any Subsidiary of the Guarantor that is not a Domestic Subsidiary.

“Funding Default”: means the failure by a Defaulting Lender to fund any portion of its Loans as of the time required to be funded by it hereunder or to acquire participating interests in Swingline Loans in accordance with Section 2.4.

“Funding Office”: the office of the Administrative Agent specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that (i) for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1 and (ii) right-to-use assets, lease commitment liabilities and requirements that operating leases be treated similarly to capital leases arising from lease related Accounting Changes effected at any time after the Closing Date, to the extent such assets and liabilities would not have been classified or recognized as assets or liabilities or such leases would not have been classified as capital leases under GAAP as in effect as of the Closing Date, shall not be given effect for any purpose under this Agreement. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, at the request of the Borrowers or the Administrative Agent, the Guarantor, the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Guarantor’s and the

Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Guarantor, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Guarantor and its Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (other than guarantees in respect of ordinary course trading obligations and leases) (“primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Borrower in good faith.

“Guarantor”: as defined in the Preamble hereof.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that the amount of any such obligation shall be limited to the lesser of the stated amount thereof and the fair market value of such property), (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements and (k) for the purposes of Section 8(e) only, all obligations or liabilities of such Person arising from a Repo Transaction; provided, that the term “Indebtedness” shall not include (A) payments and obligations with respect to deferred employee compensation, stock appreciation rights and similar obligations and (B) agreements providing for indemnification, for the adjustment of purchase price or for similar adjustments in connection with a Permitted Acquisition or other permitted Investment or a Disposition permitted by Section 6.5. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, and trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Federal Funds Rate Loan, the last day of each calendar month to occur during which such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof (except in the case of a prepayment of a Federal Funds Rate Loan).

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Borrower may select an Interest Period that would extend beyond the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 6.8.

“KCA Security Agreement”: the Amended and Restated Security Agreement to be executed and delivered by KCA, substantially in the form of Exhibit A-1.

“KECS Security Agreement”: the Amended and Restated Security Agreement to be executed and delivered by KECS, substantially in the form of Exhibit A-2.

“Lead Arrangers”: J.P. Morgan Securities LLC and US Bank National Association.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in the nature of a security interest (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Permitted Liens”: with respect to KCA, as defined in the KCA Security Agreement and with respect to KECS, as defined in the KECS Security Agreement.

“Liquidity Ratio”: at any time for each Borrower, the ratio of (a) (i) the sum of the value of unencumbered marketable securities (determined after taking into account prudent and customary financing haircuts as reasonably determined by such Borrower) and unencumbered cash held by such Borrower plus (ii) the sum of the amount of unencumbered marketable securities (determined after taking into account prudent and customary financing haircuts as reasonably determined by such Borrower) and unencumbered cash held by any Specified Subsidiary of such Borrower (but only to the extent any marketable securities and cash held by such Specified Subsidiary may then be made available to such Borrower in compliance with applicable regulatory restrictions, Requirements of Law and Contractual Obligations) and Eligible NSCC Margin Deposits (solely to the extent of the lesser of (x) the excess, if any, of the Borrowing Base B Limit at such time over the aggregate amount of all Borrowing Base B Loans outstanding on such date and (y) the Available Commitments) to (b) the sum of the aggregate principal amount of the unsecured consolidated Indebtedness of such Borrower and all of its Specified Subsidiaries, excluding liabilities for intercompany advances funded by the Guarantor or any of its Subsidiaries with long term capital and (for the avoidance of doubt) Borrowing Base B Loans.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrowers and the Guarantor.

“Loan Value”: as to the Pledged Eligible Assets of a Borrower at any time, the sum of the Pledged Eligible Asset Loan Values of such Borrower for all Pledged Eligible Assets at such time, as most recently determined by the Administrative Agent.

“Market Value”: as to any Pledged Eligible Asset, the market value determined by the Administrative Agent in its usual and customary manner by using closing price information on the securities exchange where the relevant Pledged Eligible Asset is traded on the most recent trading date preceding the date of determination or, if such determination is being made at the discretion of the Administrative Agent on an intraday basis or if the relevant Pledged Eligible Asset is not traded on a securities exchange, as otherwise reasonably determined by the Administrative Agent from one or more pricing services selected by the Administrative Agent in its reasonable discretion and notified to the Borrowers.

“Material Adverse Effect”: any event, development or circumstance that has had or is reasonably likely to have a material adverse effect on (a) the business, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole; provided that no change, state, of facts or occurrence resulting from general economic or market conditions in any jurisdictions in which the Loan Parties operate or from the economic or financial environment generally affecting the industry in which the Loan Parties operate shall by itself be deemed to constitute a Material Adverse Effect, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Group Member”: the Guarantor, each Borrower or any Material Subsidiary.

“Material Indebtedness”: Indebtedness (other than the Loans) including, without limitation, obligations in respect of one or more Swap Agreements or Repo Agreements, of any one or more of the Guarantor, any Borrower or any other Material Group Members, an outstanding principal amount of which exceeds in the aggregate $25,000,000. For the purposes of determining Material Indebtedness, (i) the “obligations” of the Guarantor, any Borrower or any other Material Group Members in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to netting agreements) that the Guarantor, Borrower or applicable Material Group Member would be required to pay if such Swap Agreement were terminated at such time and (ii) the “obligations” of the Guarantor, any Borrower or any other Material Group Members in respect of any Repo Transaction at any time shall be the net deficit amount of such Repo Transaction, calculated as the difference between the amount payable by the applicable Guarantor, Borrower or Material Group Member pursuant to such Repo Transaction and the present market value of the securities or other assets it is entitled to receive upon making such payment.

“Material Subsidiary”: at any date, any Subsidiary of the Guarantor that, as of the last day of the most recently ended fiscal quarter of the Guarantor, had assets or revenues (on a consolidated basis including its Subsidiaries) with a value in excess of 2.0% of the consolidated assets of the Guarantor or 2.0% of the consolidated revenues of the Guarantor; provided, that in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 5.0% of the consolidated assets of the Guarantor or 5.0% of the consolidated revenues of the Guarantor as of the end of and for the most recently completed fiscal year, then one or more of such Subsidiaries as designated by the Guarantor (or, if the Guarantor shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Guarantor), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minimum TNW”: at any time, (a) in the case of KECS (prior to any merger, consolidation or similar transaction between KCA and KECS), $116,000,000, (b) in the case of KCA (prior to any merger, consolidation or similar transaction between KCA and KECS), $594,000,000 (c) in the case of any entity resulting from and surviving a merger, consolidation or similar transaction between KCA and KECS, (x) $710,000,000 minus (y) the amount of the dividend paid (if any) by such entity upon the completion of such merger, consolidation or similar transaction (which dividend shall not exceed $75,000,000) and (d) in the case of the Guarantor, the sum of (i) $783,000,000 plus (ii) 50% of cumulative Consolidated Net Income for each fiscal quarter of the Guarantor ended after the Closing Date (beginning with the fiscal quarter ending June 30, 2012) for which Consolidated Net Income of the Guarantor is positive; provided that such sum shall be reduced by an amount (but not exceeding $100,000,000 for any fiscal year of the Guarantor and $200,000,000 in the aggregate since the Closing Date) which is equal to 75% of the sum of (x) any consideration paid for repurchases by the Guarantor of its Capital Stock since the Closing Date plus (y) any consideration (other than consideration consisting of Capital Stock of the Guarantor) attributable to acquisitions of goodwill in Permitted Acquisitions since the Closing Date. For purposes of this definition, (i) in the case of any Permitted Acquisition that includes an acquisition of goodwill and other assets for a combination of Capital Stock of the Guarantor and other types of consideration, the various assets acquired shall be ratably attributed to the various types of consideration paid and (ii) acquisitions financed with the net cash proceeds of issuances of Capital Stock by the Guarantor issued or sold to third parties shall be treated as acquisitions for consideration consisting of Capital Stock of the Guarantor and not cash.

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Loan Party or a Commonly Controlled Entity is obligated to contribute.

“NASDAQ”: the electronic inter-dealer quotation system owned and operated by NASDAQ, Inc., a subsidiary of the National Association of Securities Dealers, Inc.

“Net Capital”: as defined in paragraph (c)(2) of Rule 15c3-1 of the Exchange Act or any similar or comparable foreign regulation.

“Non-Consenting Lender”: as defined in Section 2.19(b).

“Non-Customer Deficiency”: as defined in Section 2.8(a).

“Non-Customer Loan”: any Loan which has been designated by KECS pursuant to Section 2.02 or Section 2.04 (or redesignated pursuant to Section 7 of the KECS Security Agreement) as a “Non-Customer Loan”.

“Non-Customer Pledged Eligible Asset”: at any time, any Pledged Eligible Asset that is pledged at such time to the Administrative Agent for the benefit of the Administrative Agent and the Lenders to secure Non-Customer Obligations (as defined in the KECS Security Agreement) pursuant to the terms of the KECS Security Agreement.

“Non-Customer Revolving Credit Exposure”: with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Revolving Loans designated as Non-Customer Loans plus such Lender’s Applicable Percentage multiplied by all Swingline Loans outstanding at such time designated as Non-Customer Loans.

“Non-Excluded Taxes”: as defined in Section 2.16(a).

“Non-U.S. Lender”: as defined in Section 2.16(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“NSCC”: the National Securities Clearing Corporation.

“NSCC Deposit Requirements”: cash collateral requirements established by NSCC in connection with securities clearing services provided by NSCC, as such requirements may be amended, supplemented or otherwise modified from time to time.

“NSCC Margin Deposits”: deposits made by KECS with NSCC in connection with securities clearing services provided to it by NSCC.

“NYSE”: the New York Stock Exchange, Inc.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Loan Parties pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties relating thereto.

“Participant”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition of all or substantially all the assets of, or more than 50% of the shares or other equity interests in, a Person or division or line of business of a Person that is either (x) in the same line of business of the Guarantor and its Subsidiaries, taken as a whole, or (y) in a line of business that is not substantially different from those lines of businesses conducted by the Guarantor and its Subsidiaries, taken as a whole, on the Closing Date or any business similar, ancillary, complementary or otherwise reasonably related thereto or that is a reasonable extension, development or expansion thereof, if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) any acquired or newly formed corporation, partnership, association or other business entity shall be a Subsidiary and (c) the Guarantor and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 6.1(a) and (c), recomputed as at the last day of the most recently ended fiscal quarter of the Guarantor and the Subsidiaries for which financial information is required to be delivered as if such acquisition and related financings or other transactions had occurred on the first day of each relevant period for testing such compliance.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan (as defined in Section 3(3) of ERISA), other than any Multiemployer Plan, that is subject to Title IV of ERISA and in respect of which any Loan Party or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Eligible Asset”: at any time, with respect to any Borrower, any Eligible Asset that is pledged at such time to the Administrative Agent for the benefit of the Lenders to secure the obligations of such Borrower in respect of Borrowing Base A Loans pursuant to the terms of the KCA Security Agreement or KECS Security Agreement, as applicable, and, in the case of any Eligible Asset pledged by KECS, is either a Customer Pledged Eligible Asset, a Non-Customer Pledged Eligible Asset or a Firm Pledged Eligible Asset.

“Pledged Eligible Asset Loan Value”: as to any Pledged Eligible Asset at any time, the product of (a) the Advance Rate for such Pledged Eligible Asset based on the Eligible Asset Category of such Pledged Eligible Asset and (b) the Market Value of such Pledged Eligible Asset, as most recently determined by the Administrative Agent.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“pro forma”: all pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect (x) any projected synergies, cost savings or similar benefits expected to be realized as a result of such event to the extent such synergies, cost savings or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (y) any other demonstrable synergies, cost-savings and other adjustments not included in the foregoing clause (x) that are reasonably anticipated by the Guarantor to be achieved in connection with any such event for the 12-month period following the consummation of such event, which the Guarantor determines are reasonable and as set forth in a certificate of the chief financial officer of the Guarantor; provided, that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (y) shall not exceed 15% of the amount of Consolidated EBITDA calculated without giving effect to this clause (y).

“Properties”: as defined in Section 3.16(a).

“Proposed Change”: as defined in Section 2.19(b).

“Purchase Money Indebtedness”: Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted pursuant to Section 6.3(g) incurred to finance the acquisition construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed or incurred in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”: as defined in Section 2.4.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repo Transaction”: any of the following: repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations.

“Required Lenders”: at any time, Lenders holding more than 50% of the sum of the Total Commitments then in effect (or, if the Commitments have terminated, of the sum of the aggregate amount of the Revolving Extensions of Credit then outstanding).

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. Notwithstanding anything in this Agreement to the contrary, any reference in this Agreement to the adoption of or a change in a Requirement of Law after the date hereof (or substantially similar reference)

shall be deemed to include (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted, issued or implemented.

“Responsible Officer”: with respect to any Loan Party, the chief executive officer, president or chief financial officer, but in any event, with respect to financial matters, the chief financial officer.

“Restricted Payments”: as defined in Section 6.6.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

“S&P”: as defined in the definition of “Cash Equivalents”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Agreements”: the KCA Security Agreement and the KECS Security Agreement.

“Security Documents”: the collective reference to the Security Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan (other than a Multiemployer Plan) that is covered by Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA.

“Specified Subsidiary”: any Subsidiary of a Borrower specified as a Specified Subsidiary on Schedule 1.1D.

“Subordinated Indebtedness”: Indebtedness of the Guarantor that qualifies as “Subordinated Indebtedness” as defined in the Term Loan Credit Agreement.

“Subordinated Notes”: the Guarantor’s 3.50% cash convertible senior subordinated notes in aggregate principal amount of $375,000,000 due March 2015.

“Subordinated Notes Indenture”: the Indenture dated March 19, 2010 between the Guarantor and Deutsche Bank Trust Company Americas as trustee for the Subordinated Notes.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Guarantor.

“Supermajority Lenders”: at any time, Lenders holding more than 66 2/3% of the sum of the Total Commitments then in effect (or, if all of the Commitments have been terminated, of the sum of the aggregate amount of the Revolving Extensions of Credit then outstanding).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Lenders”: each Lender designated as such by the Borrowers, with the consent of such Lender, in a written or telephonic notice to the Administrative Agent for one or more Borrowings of Swingline Loans in an aggregate amount as so consented to by such Lender.

“Swingline Loans”: as defined in Section 2.3(a).

“Swingline Participation Amount”: as defined in Section 2.4(d).

“Syndication Agent”: as defined in the preamble hereto.

“Term Loan Credit Agreement”: the Term Loan Credit Agreement, dated as of June 29, 2011, among the Guarantor, the lenders party thereto, US Bank National Association as Syndication Agent and JPMorgan Chase Bank, N.A., as administrative agent.

“Term Loan Documents”: the “Loan Documents” as defined in the Term Loan Credit Agreement.

“Term Loan Obligations”: the “Obligations” as defined from time to time in the Term Loan Credit Agreement.

“Termination Date”: June 26, 2013.

“Test Draw”: as defined in Section 3.15(a).

“Test Draw Loan”: as defined in Section 3.15(a).

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect. The original amount of the Total Commitments is $200,000,000.

“Total Deficiency”: as defined in Section 2.8(a).

“Total Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Federal Funds Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“U.S. Lender”: as defined in Section 2.16(d).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Guarantor or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time, if and to the extent such supplement, restatement or other modification was not prohibited by the terms of any Loan Document.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Commitments (a). Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to each Borrower from time to time on any Business Day during the Commitment Period, at such times as such Borrower may request in accordance with Section 2.2, in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans then outstanding to both Borrowers, does not exceed the amount of such Lender’s Commitment; provided, however, that (i) no Revolving Loan shall be made to the extent the aggregate unpaid principal amount of all Loans would exceed the Total Commitments, (ii) no Borrowing Base A Loans shall be made to a Borrower to the extent that the aggregate unpaid principal amount of all Borrowing Base A Loans made to such Borrower would exceed the Borrowing Base A Limit applicable to such Borrower, (iii) Borrowing Base A Loans may be borrowed by either Borrower and Borrowing Base B Loans may only be borrowed by KECS, (iv) no Borrowing Base B Loans shall be made to KECS to the extent that the aggregate amount of all Borrowing Base B Loans made to it would exceed the Borrowing Base B Limit, (v) no Customer Loans shall be made to KECS to the extent that the aggregate amount of all Customer Revolving Credit Exposures made to it would exceed the aggregate Pledged Eligible Asset Loan Values of the Customer Pledged Eligible Assets, (vi) no Non-Customer Loans shall be made to KECS to the extent that the aggregate amount of all Non-Customer Revolving Credit Exposures made to it would exceed the aggregate Pledged Eligible Asset Loan Values of the Non-Customer Pledged Eligible Assets and (vii) no Firm Loans shall be made to KECS to the extent that the aggregate amount of all Firm Revolving Credit Exposures made to it would exceed the aggregate Pledged Eligible Asset Loan Values of the Firm Pledged Eligible Assets; provided further that Borrowing Base B Loans may not be borrowed on any day in any rolling period of 90 consecutive days if Borrowing Base B Loans have already been outstanding for 30 days during such period. During the Commitment Period, a Borrower may borrow and prepay Revolving Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

(b) Each Borrower shall repay all outstanding Revolving Loans made to it on the Termination Date; provided that each Test Draw Loan shall be repaid by the Borrower to which such Test Draw Loan was made on the date that is one Business Day after the date on which such Test Draw Loan is extended.

(c) The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(d) The obligations of each Borrower with respect to interest and principal of the Loans under this Agreement shall be several but not joint and neither Borrower shall be liable with respect to interest and principal of any Loans made to the other Borrower under this Agreement.

2.2 Procedure for Revolving Loan Borrowing (a). A Borrower may borrow Revolving Loans during the Commitment Period on any Business Day, provided that such Borrower shall deliver to the Administrative Agent, no later than 3:00 P.M., New York City time, on the requested Borrowing Date, (i) irrevocable notice in substantially the form of Exhibit F hereto (a “Borrowing Request”), specifying (A) the amount of Revolving Loans to be borrowed, (B) if such Borrower is KECS, whether such Loans are to be Borrowing Base A Loans or Borrowing Base B Loans or a combination thereof and whether such Loans are designated as Customer Loans, Non-Customer Loans or Firm Loans or a combination thereof and (C) the requested Borrowing Date (which shall be a Business Day during the Commitment Period) and (ii) substantially simultaneously with or prior to the related Borrowing Request (in the case of a Borrowing Request for a Federal Funds

Rate Loan) and (in the case of a Eurodollar Loan) not later than 11:00 A.M., New York City time, on the requested Borrowing Date, (A) in the case of Borrowing Base A Loans, a notice in substantially the form of Exhibit G (a “Borrowing Base A Limit Notice”) detailing the Pledged Eligible Assets (including, in the case of KECS, whether such Pledged Eligible Assets are Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets or Firm Pledged Eligible Assets or a combination thereof) that will secure the requested Loans and (B) in the case of Borrowing Base B Loans, a notice substantially in the form of Exhibit H (a “Borrowing Base B Limit Notice”) detailing the Borrowing Base B Limit, after giving effect to the borrowing of the Borrowing Base B Loans requested thereby and application of the proceeds thereof as Eligible NSCC Margin Deposits (which shall not be less than the aggregate principal amount of the Borrowing Base B Loans to be outstanding after giving effect to the Borrowing Base B Loans requested in the related Borrowing Request). The Borrowing Request and Borrowing Base A Limit Notice, if applicable, shall be delivered by facsimile transmission (with any such transmission deemed delivered upon receipt by a Borrower of a facsimile transmission confirmation) to the Loan & Agency and IB Loan Operations Departments of the Administrative Agent at the addresses set forth in Section 10.2. The Borrower requesting a Borrowing shall give notification, by telephone, to the Administrative Agent that the Borrowing Request and Borrowing Base A Limit Notice, if applicable, have been delivered to the Administrative Agent. Upon its receipt of a Borrowing Base A Limit Notice, the Administrative Agent shall calculate the Pledged Eligible Asset Loan Values of the Pledged Eligible Assets (and in the case of KECS, the Pledged Eligible Asset Loan Values of the Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets and Firm Pledged Eligible Assets, as applicable) which will secure the Loan to such Borrower, including those referred to in clause (ii), and promptly notify the applicable Borrower if the requirements of Section 2.1(a)(ii), (v), (vi) or (vii) are not satisfied.

(b) Each borrowing under the Commitments (other than a Test Draw) shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $5,000,000, such lesser amount); provided, that each Swingline Lender may request, on behalf of a Borrower, borrowings under the Commitments in other amounts pursuant to Section 2.4. Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office promptly, but in any event prior to 5:00 P.M., New York City time, on the Borrowing Date requested by such Borrower, in funds immediately available to the Administrative Agent. Such borrowing (or, in the case of a borrowing of Borrowing Base A Loans (or, in the case of KECS, a borrowing of Customer Loans, Non-Customer Loans or Firm Loans), the portion thereof which is covered by the Loan Value of the Pledged Eligible Assets (or, in the case of KECS, the aggregate Pledged Eligible Asset Loan Values of the Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets or of the Firm Eligible Assets, as applicable) identified in the applicable Borrowing Base A Limit Notice as calculated by the Administrative Agent pursuant to Section 2.2(a)) will then be made available to the Borrower making such borrowing by the Administrative Agent by its transferring the aggregate amount made available to the Administrative Agent by the Lenders (or the relevant portion thereof) in like funds as received by the Administrative Agent to a settlement bank for such Borrower or to DTC or NSCC or otherwise as directed by such Borrower, in either case on behalf of such Borrower and as directed by it. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall not transfer the proceeds of any Borrowing Base A Loans to the extent that such transfer would cause the Borrowing Base A Limit applicable to such Borrower to be exceeded.

2.3 Swingline Loans.

(a) Subject to the terms and conditions hereof, the Swingline Lenders may, in their sole discretion, agree to make a portion of the credit otherwise available to a Borrower under the Commitments from time to time during the Commitment Period by making swing line loans (“Swingline

Loans”) to such Borrower; provided that (i) no Borrower shall use the proceeds of any Swingline Loan to refinance or repay any outstanding Swingline Loan and (ii) no Borrower shall request, and the Swingline Lenders shall not make, any Swingline Loans if, after giving effect to the making of such Swingline Loans, the aggregate amount of the Available Commitments would be less than zero; provided, further, that (i) no Swingline Loan shall be made to the extent the aggregate unpaid principal amount of all Loans would exceed the Total Commitments, (ii) no Swingline Loan that is a Borrowing Base A Loan shall be made to a Borrower to the extent that the aggregate unpaid principal amount of all Borrowing Base A Loans made to such Borrower would exceed the Borrowing Base A Limit applicable to such Borrower, (iii) Borrowing Base A Loans may be borrowed by either Borrower and Borrowing Base B Loans may only be borrowed by KECS, (iv) no Swingline Loan that is a Borrowing Base B Loan shall be made to KECS to the extent that the aggregate principal amount of all Borrowing Base B Loans made to it would exceed the Borrowing Base B Limit, (v) no Swingline Loan that is a Customer Loan shall be made to KECS to the extent that the aggregate amount of all Customer Revolving Credit Exposures made to it would exceed the aggregate Pledged Eligible Asset Loan Values of the Customer Pledged Eligible Assets, (vi) no Swingline Loan that is a Non-Customer Loan shall be made to KECS to the extent that the aggregate amount of all Non-Customer Revolving Credit Exposures made to it would exceed the aggregate Pledged Eligible Asset Loan Values of the Non-Customer Pledged Eligible Assets and (vii) no Swingline Loan that is a Firm Loan shall be made to KECS to the extent that the total amount of all Firm Revolving Credit Exposures made to it would exceed the aggregate Pledged Eligible Asset Loan Values of the Firm Pledged Eligible Assets; provided further that Borrowing Base B Loans may not be borrowed on any day in any rolling period of 90 consecutive days if Borrowing Base B Loans have already been outstanding on 30 days during such period. During the Commitment Period, a Borrower may borrow and repay Swingline Loans in whole or in part and reborrow, all in accordance with the terms and conditions hereof.

(b) Each Borrower shall repay to the Swingline Lenders the then unpaid principal amount of any Swingline Loans made to it on the earlier of the Termination Date and the fourth Business Day after such Swingline Loans are made.

(c) For the avoidance of doubt, the provision of Swingline Loans by any Swingline Lender shall be in addition to, and shall not relieve such Lender from, its obligation to make Revolving Loans ratably in proportion to the amount of, its Commitment.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans (a). A Borrower may borrow Swingline Loans during the Commitment Period on any Business Day, subject to the consent of the applicable Swingline Lender or Swingline Lenders, provided that such Borrower shall deliver to the Administrative Agent, no later than 4:00 P.M. (or such later time as agreed by such Swingline Lender), New York City time, on the requested Borrowing Date, (i) a Borrowing Request specifying (A) the amount of Swingline Loans to be borrowed and the Swingline Lender or Lenders that agreed to make such Swingline Loans (and the respective amounts thereof to be made by them), (B) in the case of Swingline Loans to be made to KECS, whether such Loans are to be Borrowing Base A Loans or Borrowing Base B Loans or a combination thereof and whether such Loans are designated as Customer Loans, Non-Customer Loans or Firm Loans or a combination thereof and (C) the requested Borrowing Date (which shall be a Business Day during the Commitment Period) and (ii) substantially simultaneously with or prior to the related Borrowing Request, in the case of Borrowing Base A Loans, a Borrowing Base A Limit Notice detailing the Pledged Eligible Assets (including, in the case of KECS, whether such Pledged Eligible Assets are Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets or Firm Pledged Eligible Assets or a combination thereof) that will secure the requested Loans and in the case of Borrowing Base B Loans, a Borrowing Base B Limit Notice; provided further that Borrowing Base B Loans may not be borrowed on any date in any rolling period of 90 consecutive days if Borrowing Base B Loans have already been outstanding on 30 days during such period. The Borrowing Request and Borrowing Base A Limit Notice, if applicable, shall be delivered by facsimile transmission (with any such transmission deemed delivered upon receipt by such Borrower of a facsimile transmission confirmation) to the Loan & Agency and IB Loan Operations Departments of the Administrative Agent at the addresses set forth in Section 10.2, with a copy to each applicable Swingline Lender. The Borrower requesting a Borrowing shall give notification, by telephone, to the Administrative Agent that the Borrowing Request has been delivered to the Administrative Agent. Each Swingline Lender that has agreed to make Swingline Loans covered by such request shall promptly confirm such agreement to the Administrative Agent. Upon its receipt of a Borrowing Base A Limit Notice, the Administrative Agent shall calculate the Pledged Eligible Asset Loan Values of the Pledged Eligible Assets (and in the case of KECS, the Pledged Eligible Asset Loan Values of the Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets and Firm Pledged Eligible Assets, as applicable) which will secure the Loans to such Borrower, including those referred to in clause (ii), and promptly notify the applicable Borrower and each applicable Swingline Lender if the requirements of Section 2.3(a)(ii), (v), (vi) or (vii) are not satisfied.

(b) Each borrowing of Swingline Loans shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be made by the applicable Swingline Lender or Lenders. Not later than 5:00 P.M. (or, if earlier, within one hour following the Borrowing Request with respect thereto) on the Borrowing Date specified in a notice in respect of Swingline Loans, each Swingline Lender participating in such Swingline Loans shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swingline Loans to be made by such Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan (or, in the case of a Borrowing of Borrowing Base A Loans, the portion thereof which is covered by the Pledged Eligible Asset Loan Value of the Pledged Eligible Assets (or, in the case of KECS, the aggregate Pledged Eligible Asset Loan Values of the Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets or of the Firm Eligible Assets, as applicable) as calculated by the Administrative Agent pursuant to Section 2.4(a)) available to the Borrower making such borrowing on such Borrowing Date by its transferring the aggregate amount made available to the Administrative Agent by such Swingline Lenders in like funds as received by the Administrative Agent to a settlement bank for such Borrower or to DTC or NSCC or otherwise as directed by such Borrower, in either case on behalf of such Borrower and as directed by it. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall not transfer the proceeds of any Swingline Loans that are Borrowing Base A Loans to the extent that such transfer would cause the Borrowing Base A Limit applicable to such Borrower to be exceeded.

(c) Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of each Borrower (which hereby irrevocably direct each Swingline Lender to act on its behalf), on notice given by such Swingline Lender on any Business Day no later than 3:00 P.M., New York City time to the Administrative Agent, which will in turn promptly notify each Lender, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Applicable Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lenders. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds promptly, but in any event prior to 5:00 P.M., New York City time, on the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lenders on a ratable basis for application by the Swingline Lenders to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes each Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans (with the proceeds of any such charge to be shared on a ratable basis with the other Swingline Lender in a manner consistent with the procedures described in Section 10.7(a)).

(d) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(c), one of the events described in Section 8(f) shall have occurred and be continuing with respect to a Borrower or if for any other reason, as determined by any Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(c), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(c), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Administrative Agent for distribution to the applicable Swingline Lenders on a ratable basis an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Applicable Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(e) Whenever, at any time after a Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount in respect of the Swingline Loans made by such Swingline Lender, a Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute to such Lender through the Administrative Agent its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans by such Swingline Lender then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(f) Each Lender’s obligation to purchase participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender, the Guarantor or any Borrower may have against a Swingline Lender, the Guarantor, a Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Guarantor or any Borrower, (iv) any breach of this Agreement or any other Loan Document by the Guarantor, any Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Commitment Fees, etc. The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender (subject to Section 2.20) a commitment fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

2.6 Termination or Reduction of Revolving Commitments.The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Commitments then in effect.

2.7 Optional Prepayments. A Borrower may at any time prior to 3:00 P.M., New York City time, on any Business Day (or in the case of prepayments of Borrowing Base A Loans, 4:00 P.M., New York City time, on any Business Day), prepay the Loans made to it, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior to the date of such prepayment, in the case of Eurodollar Loans, and no later than 1:00 P.M., New York City time, on the date of such prepayment, in the case of Federal Funds Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Federal Funds Rate Loans and, in the case of Loans to KECS, whether such prepayment is of Borrowing Base A Loans (in which case such notice shall also specify if such payment is of Customer Loans, Non-Customer Loans, Firm Loans or combination thereof) or Borrowing Base B Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, in the case of any Eurodollar Loan together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.8 Daily Calculation of Loan Value; Mandatory Prepayments; Release of Pledged Eligible Assets. (a) At or prior to 11:00 A.M., New York City time, on each Business Day on which any Borrowing Base A Loans shall remain outstanding to a Borrower, the Administrative Agent shall calculate (which calculation shall be made as of the close of business on the previous Business Day) (i) in the case of KCA, the Loan Value of the Pledged Eligible Assets of KCA and (ii) in the case of KECS, the Pledged Eligible Asset Loan Values of the Customer Pledged Eligible Assets of KECS, the Pledged Eligible Asset Loan Values of the Non-Customer Pledged Eligible Assets of KECS and the Pledged Eligible Asset Loan Values of the Firm Pledged Eligible Assets of KECS and shall promptly provide such calculation to the Borrowers. In the event that the Administrative Agent determines that (i) the aggregate principal amount of Borrowing Base A Loans to any Borrower outstanding on such Business Day exceeds the Borrowing Base A Limit for such Borrower (a “Total Deficiency), (ii) the aggregate principal amount of Customer Loans to KECS outstanding on such Business Day exceeds the Pledged Eligible Asset Loan Values of the Customer Pledged Eligible Assets (a “Customer Deficiency”), (iii) the aggregate principal amount of Non-Customer Loans to KECS outstanding on such Business Day exceeds the Pledged Eligible Asset Loan Values of the Non-Customer Pledged Eligible Assets (a “Non-Customer Deficiency”) or (iv) the aggregate principal amount of Firm Loans to KECS outstanding on such Business Day exceeds the Pledged Eligible Asset Loan Values of the Firm Pledged Eligible Assets (a “Firm Deficiency” and either a Total Deficiency, a Customer Deficiency, a Non-Customer Deficiency or a Firm Deficiency, a “Deficiency”), the Administrative Agent shall promptly notify such Borrower of such Deficiency in writing (any such notice, a “Deficiency Notice”). In the event of a Deficiency, such Borrower shall, within one Business Day of receipt of a Deficiency Notice, either (i) prepay Borrowing Base A Loans in an amount at least equal to such Deficiency, (ii) pledge additional Eligible Assets as necessary to eliminate such Deficiency or (iii) in the case of a Customer Deficiency, Non-Customer Deficiency or Firm Deficiency, redesignate Loans pursuant to Section 7 of the KECS Security Agreement.

(b) At or prior to 10:00 A.M., New York City time, on each Business Day on which any Borrowing Base B Loans shall remain outstanding, KECS shall deliver to the Administrative Agent a Borrowing Base B Limit Notice as of such Business Day. In the event that the aggregate principal amount of outstanding Borrowing Base B Loans exceeds the Borrowing Base B Limit, KECS shall, on such Business Day, prepay Borrowing Base B Loans in an amount sufficient to cure such deficiency. KECS shall also prepay the Borrowing Base B Loans in full on the first Business Day on which Borrowing Base B Loans have been outstanding for more than 30 days in any rolling period of 90 consecutive days.

(c) Within five Business Days of KECS becoming the sole clearing broker for KCA, KECS shall notify the Administrative Agent that it has become the sole clearing broker for KCA. Upon such notice, KCA shall automatically cease to be a Borrower and shall prepay in full in cash all Loans extended to it and satisfy all other Obligations under the Loan Documents.

(d) Any prepayment made pursuant to this Section 2.8 shall be accompanied by a notice delivered to the Administrative Agent specifying the date and amount of such prepayment and, in the case of a prepayment by KECS, (i) whether such prepayment is of Borrowing Base A Loans or Borrowing Base B Loans and (ii) whether such prepayment is of Customer Loans, Non-Customer Loans or Firm Loans.

2.9 Conversion and Continuation Options. (a) A Borrower may elect from time to time to convert Eurodollar Loans made to it to Federal Funds Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert Federal Funds Rate Loans made to it to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Federal Funds Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower to whom such Loan is outstanding giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if such Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Federal Funds Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.11 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Federal Funds Rate Loan shall bear interest at a rate per annum equal to the Federal Funds Rate determined for such day plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount of the Loans shall bear interest at a rate per annum equal to ABR plus the Applicable Margin plus 1.00% (but in the case of any Eurodollar Loan not less than the rate applicable thereto pursuant to Section 2.11(a)) (the “Default Rate”) and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at the Default Rate applicable to Borrowing Base B Loans, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.12 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to amounts for which the rate of interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Federal Funds Rate Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Federal Funds Rate Loans and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Federal Funds Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall any Borrower have the right to convert Loans to Eurodollar Loans.

2.14 Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Loans by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Applicable Percentages of the Lenders at the time thereof

(b) Subject to Section 2.20, each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by a Loan Party hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 P.M., New York City time (or, if timely notice has been given pursuant to Section 2.7, in the case of payments in respect of Borrowing Base A Loans, prior to 4:00 P.M., New York City time), on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent, acting in its sole and absolute discretion, may treat any payment made after the time specified in this Section 2.14(c) as having being made on the next succeeding Business Day. Subject to Section 2.20, the Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences or failure to make prepayment on its due date by the time specified in this Section 2.14(c), interest thereon shall be payable at the then applicable rate during such extension or until such prepayment is made, as the case may be.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Federal Funds Rate Loans, on demand, from the applicable Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.16, Excluded Taxes and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Federal Funds Rate, as applicable; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans or, in the case of clause (i) above, any Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Taxes. (a) Except as otherwise provided by law, all payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, excluding any such amounts resulting from (A) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender (or Transferee) as a result of a present or former connection between the Administrative Agent or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (B) any branch profits taxes or any similar tax imposed by any jurisdiction described in clause (A) above, (C) any Non-Excluded Taxes attributable to such Lender’s failure to comply with the provisions of paragraph (d) or (e) of this Section, (D) United States withholding taxes imposed on amounts payable to such Lender (or Transferee) at the time such Lender (or Transferee) becomes a party to this Agreement or at the time such Lender (or Transferee) changes its applicable lending office, except to the extent that such Lender (or Transferee) or its assignor (if any) was entitled, at the time of assignment or change in lending office, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes (as defined below) pursuant to this paragraph or (E) any taxes imposed by FATCA (such excluded items referred to as “Excluded Taxes”); provided that, if any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than Excluded Taxes (“Non-Excluded Taxes”) are required to be withheld or deducted from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and if a Loan Party is the applicable withholding agent, such Loan Party shall pay such taxes to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof or, if such receipt is not available from the Governmental Authority, other documentary evidence reasonably acceptable to the Administrative Agent. Without duplication of any amounts paid pursuant to Section 2.16(a), if (i) such Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) such Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, such Loan Party shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure or direct imposition, whether or not such Non-Excluded Taxes, Other Taxes, incremental taxes, interest or penalties were correctly or legally imposed or assessed by the relevant Governmental Authority; provided however that the Administrative Agent or the Lender, as the case may be, provides documentation of the amount owing to such Governmental Authority.

(d) Each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMT, as applicable, (together with any applicable underlying IRS forms) or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit I and an IRS Form W-8BEN, or any subsequent versions thereof or successors thereto, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments under this Agreement and the other Loan Documents; provided, however, that any initial Lender that is a Non-U.S. Lender shall deliver to the Borrowers and the Administrative Agent such forms described above claiming complete exemption from U.S. Federal withholding tax on all payments by or on behalf of the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In the case of a Non-U.S. Lender that does not act (or ceases to act) for its own account with respect to any portion of any sums paid or payable to such Lender under this Agreement, including a Non-U.S. Lender that is treated as a partnership for U.S. Federal income tax purposes, such Non-U.S. Lender shall deliver to the Borrowers and the Administrative Agent two properly completed and duly executed copies of IRS Form W-8IMY, together with the appropriate IRS Form W-8BEN, W-8ECI or W-8IMY, W-9 and/or non- bank certificate with respect to each beneficial owner, and any other certificate or statement of exemption required under the Code or the regulations thereunder, to establish that such Non-U.S. Lender is not acting for its own account with respect to any portion of any such sums payable to such Non-U.S. Lender and to establish that any such amounts may be received without deduction for, or at a reduced rate of, United States Federal withholding tax, In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Each U.S. Lender shall deliver to the Borrowers and the Administrative Agent (or in the case of a Participant, to the Lender from which the related Participation shall have been purchased) two copies of IRS Form W-9 certifying such U.S. Lender is exempt from U.S. withholding tax. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(e) A Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and, with respect to any non-U.S. withholding taxes, in such Lender’s judgment the completion, execution or submission of any such documentation prescribed by the applicable law of such jurisdiction (other than any documentation prescribed by the applicable law of the jurisdiction in which such Lender is organized or its lending office is located) would not materially prejudice the legal position of such Lender or subject such Lender to any material unreimbursed cost.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest (to the extent accrued from the date such refund is paid over to such Loan Party) or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

(g) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Loan Party and without limiting the obligation of the applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(h) Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error.

(i) The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to any Borrower by any Lender shall be conclusive in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Obligations to Mitigate. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender (such Lender, an “Affected Lender”), the Borrowers shall have the right, upon notice to such Affected Lender, to (i) prepay, on a non pro-rata basis, the principal amount or any portion thereof of any Loans held by such Affected Lender plus all interest, fees and other amounts owing to such Affected Lender as of the date of such prepayment and terminate its Commitments, or (ii) require such Affected Lender to use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.15 or 2.16(a).

2.19 Replacement of Lenders. (a) The Borrowers shall be permitted to replace, or terminate the Commitment of, any Lender that (A) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16(a) or (B) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrowers shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) to the extent required under Section 10.6, the replacement financial institution shall be reasonably satisfactory to the Administrative Agent and each Swingline Lender, if any, that holds Swingline Loans outstanding at the time of such replacement, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a), as the case may be, and (viii) any such replacement or termination shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.1 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of at least the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, a Person designated by the Borrowers and reasonably acceptable to the Administrative Agent shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Assumption, subject to the Non-Consenting Lender also receiving all amounts due to it from the Borrowers; provided that such Person shall not the Guarantor or any of its Affiliates.

2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5;

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders, the Supermajority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to other affected Lenders shall require the consent of such Defaulting Lender; and

(c) unless otherwise agreed by the Administrative Agent and the Borrowers, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent or any Swingline Lender hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to all other rights and remedies which the Borrowers may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default. The Administrative Agent shall promptly notify each Lender if any Lender becomes a Defaulting Lender.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender that, as of the Closing Date and as of the date on which any Loans are made:

3.1 Financial Condition. The audited consolidated balance sheets of each Loan Party (or its predecessors, as applicable) as at December 31, 2009, December 31, 2010 and December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly the consolidated financial condition of each Loan Party as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of each Loan Party as at March 31, 2012, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter ended on such date, present fairly the consolidated financial condition of each Loan Party as at such date, and the consolidated results of its operations and its consolidated cash flows for such fiscal quarter then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, the Guarantor and its Subsidiaries, taken as a whole, have no material Guarantee Obligations, material contingent liabilities or material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or referred in the notes thereto to the extent required to be so reflected or incurred since March 31, 2012. Except as may have been disclosed in a Loan Party’s filings with the SEC prior to the date hereof, during the period from March 31, 2012 to and including the Closing Date, no Group Member has completed the acquisition or disposition of a significant amount of assets, otherwise than in the ordinary course of business.

3.2 No Change. Since December 31, 2011, there has been no event or development (other than events that have been publicly disclosed prior to the date hereof) that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each Material Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of each Broker-Dealer Subsidiary, has obtained the Broker-Dealer Licenses and Memberships and Broker-Dealer Registrations, which, in each case, are the licenses, memberships and registrations necessary in the normal conduct of its business, (d) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (e) is in compliance with all Requirements of Law, except, in the case of clauses (c), (d) and (e) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of any Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of any Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority, FINRA or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (b) the filings referred to in Section 3.17 or (c) such other consents, authorizations, filings and notices the failure to receive or make would not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof do not violate any Requirement of Law or any material Contractual Obligation of any Group Member and do not result in, or require, the creation or imposition of any material Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents and other Liens permitted by Section 6.3).

3.6 Litigation. Except as disclosed in the Guarantor’s Annual Report on form 10-K filed with the SEC for the Guarantor’s fiscal year ended December 31, 2011 and the Guarantor’s Quarterly Report on Form 10-Q filed with the SEC for the Guarantor’s fiscal quarter ended March 31, 2012 no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority or FINRA is pending or, to the knowledge of the Guarantor and each Borrower threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, a valid leasehold interest in, or a license or other right to use, all its other property, except in each case as would not reasonably be expected to have a Material Adverse Effect.

3.9 Intellectual Property. Each Material Group Member owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except as the failure to own, license or otherwise have the right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. Except as may have been disclosed in a Loan Party’s filings with the SEC prior to the date hereof or on Schedule 3.9, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Intellectual Property owned by any Material Group Member or the validity or effectiveness of any Intellectual Property owned by any Material Group Member, nor does any Loan Party know of any valid basis for any such claim, and the use of Intellectual Property by each Material Group Member does not infringe on the rights of any Person in any respect, except in each case as would not reasonably be expected to have a Material Adverse Effect.

3.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority other than (a) any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant

Group Member or (b) except in the case of filing consolidated Federal income tax returns, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties no material tax lien (other than any Lien described in Section 6.3(a)) has been filed with respect to any such tax, fee or other charge.

3.11 Federal Regulations. (a) Each Borrower is an “exempted borrower” within the meaning of such quoted term under Regulation U, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b) Each Broker-Dealer Subsidiary that is a Domestic Subsidiary is a broker and dealer subject to the provisions of Regulation T of the Board. Each Broker-Dealer Subsidiary that is a Domestic Subsidiary that extends purpose credit to customers (as those terms are defined in Regulation T) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T, and members of each Broker-Dealer Subsidiary that is a Domestic Subsidiary regularly supervise its activities and the activities of members and employees of such Broker-Dealer Subsidiary to ensure that such Broker-Dealer Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T, except for inadvertent failures to comply with Regulation T in connection with transactions which are not material either in number or amount.

3.12 ERISA. Except as would not have a Material Adverse Effect: (a) no Reportable Event has occurred with respect to any Plan and each Plan has complied in all material respects with the provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred with respect to which the liability remains unsatisfied and no Lien on the assets of a Loan Party in favor of the PBGC has arisen; (c) there has been no failure to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, including but not limited to the occurrence of an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA as in effect prior to the effective date of the Pension Protection Act of 2006)) with respect to any Single Employer Plan; (d) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan, or failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan; (e) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) neither any Loan Party nor any Commonly Controlled Entity has received from the PBGC or a plan administrator any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan under Section 4042 of ERISA; (g) neither any Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in any liability under Section 4201 of ERISA and neither any Loan Party nor any Commonly Controlled Entity would become subject to any material liability under ERISA if any such Loan Party or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made;

(h) neither any Loan Party nor any Commonly Controlled Entity has received any notice of a determination that a Multiemployer Plan is in Reorganization, Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and (i) the present value of all accrued benefits under each Single Employer Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits.

3.13 Membership in FINRA; Registration, etc. Each Broker-Dealer Subsidiary that is a Domestic Subsidiary is a member in good standing of FINRA and each Broker-Dealer Subsidiary has obtained the required Broker-Dealer Registrations (including, each Broker-Dealer Subsidiary that (a) is a Domestic Subsidiary being duly registered as a broker-dealer with the SEC and in each state where the conduct of a material portion of its business requires such registration and (b) is not a Domestic Subsidiary being duly registered as a broker-dealer with the applicable governing body where the conduct of its business requires such registration). Each Loan Party is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness, except to the extent such limitation would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or borrow any Loans hereunder.

3.14 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Closing Date, Schedule 3.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock directly or indirectly owned by any Loan Party.

3.15 Use of Proceeds. (a) The proceeds of the Borrowing Base A Loans shall be used to meet the short-term liquidity needs of the Borrowers arising in the ordinary course of clearing and settlement activity (i) in connection with financing security inventory positions in the ordinary course of market making activities, (ii) as a result of disruptions in the clearing and settlement operations of a Borrower, including disruptions caused by a default of a depositary or the rejection of securities deliveries in connection with executed trades or due to problems with the Fed Wire or other money transfer system or trade processing system and (iii) for purposes of testing communication and draw procedures with the Administrative Agent so long as such Loans are for nominal amounts (a “Test Draw” and any Loan for such purpose a “Test Draw Loan”). Borrowing Base A Loans shall not be used for the purpose for which Borrowing Base B Loans shall be used.

(b) The proceeds of the Borrowing Base B Loans shall only be used for KECS to fund NSCC Margin Deposits.

3.16 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Guarantor, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Guarantor have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) To the knowledge of the Guarantor, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Guarantor, threatened, under any Environmental Law to which any Group Member is or is reasonably expected to be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other judicially enforceable orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws.

3.17 Accuracy of Information, etc. No written information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement (other than projections or information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders prior to the Closing Date, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading (known to the Guarantor, in the case of any document not furnished by it or any Loan Party); provided, that the projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.18 Security Documents. Each Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral described in the Security Agreements, when financing statements and other filings specified on Schedule 3.18 in appropriate form are filed in the offices specified on Schedule 3.18, each Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of each Borrower in such Collateral and the proceeds thereof, as security for the Obligations (as defined in each Security Agreement), in each case to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or such other filings specified on Schedule 3.18), in each case prior and superior in right to any other person (other than Permitted Liens). In the case of the Collateral described in the Security Agreements a Lien on which can be perfected by control, when the Administrative Agent has control of such Collateral, each Security Agreement shall create a fully perfected Lien on, and security interest in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person (except for Limited Permitted Liens), except to the extent otherwise provided in the Uniform Commercial Code.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Effectiveness. The effectiveness of this Agreement and the obligation of each Lender to make Loans hereunder is subject to the satisfaction of the following conditions precedent (if not otherwise waived) on the Closing Date:

(a) Credit Agreement; Security Agreements. The Administrative Agent shall have received sufficient counterpart copies of (i) this Agreement, executed and delivered by the Administrative Agent, the Guarantor and each Borrower and (ii) the Security Agreements, executed and delivered by each Borrower.

(b) Financial Statements. The Administrative Agent shall have received the financial statements referred to in Section 3.1 (it being understood that any public filing of such financial statements with the SEC shall constitute delivery).

(c) Approvals. All governmental and third party approvals (including shareholders’ approvals, if any) necessary in connection the transactions contemplated hereby and with the continuing operations of the Group Members shall have been obtained and be in full force and effect.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions and offices in the United States where liens on material assets of the Loan Parties are required to be filed or recorded, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(e) Fees. The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), on or before the Closing Date.

(f) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, substantially in the form of Exhibit E-1; and

(ii) the legal opinion of Leonard J. Amoruso, general counsel of the Guarantor and its Subsidiaries, substantially in the form of Exhibit E-2.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.

(i) Designation as Senior Indebtedness. The Administrative Agent shall have received satisfactory evidence of its designation as a representative of the holders of “Designated Senior Indebtedness” (as such quoted term is defined in the Subordinated Notes Indenture).

(j) Patriot Act and Anti-Money Laundering Legislation. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” rules and the Patriot Act reasonably requested in writing by such Person at least two Business Days prior to the Closing Date.

(k) Repayment of Loans under the Existing Credit Agreement. All loans under the Existing Credit Agreement shall have been repaid in full.

For the purpose of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection hereto.

4.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Borrowing Notices. The Administrative Agent and, in the case of Swingline Loans, the Swingline Lender or Swingline Lenders, shall have received a Borrowing Request and a Borrowing Base A Limit Notice or a Borrowing Base B Limit Notice, as applicable, and each required telephonic notice provided in Sections 2.2(a) and 2.4(a), as applicable.

(b) Pledge of Eligible Assets. With respect to Borrowing Base A Loans, the applicable Borrower shall have taken the actions pursuant to Section 3 of the KCA Security Agreement or the KECS Security Agreement, as applicable, with respect to the Eligible Assets contemplated to be delivered pursuant to Section 2.1 or 2.3, as applicable, as identified in the applicable Borrowing Base A Limit Notice.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (except for the representations and warranties set forth in Sections 3.2 and 3.6) shall be true and correct in all material respects on and as of such date as if made on and as of such date or, if such representation and warranty relates to a specific date, then as of such date.

(d) No Deficiency. After giving effect to the requested extension of Credit, there shall be no Deficiency with respect to any Loan and the outstanding Borrowing Base B Loans shall not exceed the Borrowing Base B Limit.

(e) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by a Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Guarantor hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations for which no claim has been made), the Guarantor shall and shall cause each of its Subsidiaries, as applicable, to:

5.1 Financial Statements. Furnish to the Administrative Agent (which will furnish such information to each Lender):

(a) as soon as available, but in any event before the earlier of (i) 90 days after the end of each fiscal year of the Guarantor or (ii) 10 Business Days after the date on which the Guarantor is required to file with the SEC such financial statements, a copy of the audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event before 90 days after the end of each fiscal year of the applicable Borrower, a copy of the audited consolidated balance sheet of each Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, with a Form X-17A-5 audit without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing;

(c) as soon as available, but in any event not later than the earlier of (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Guarantor or (ii) 10 Business Days after the date on which the Guarantor is required to file with the SEC such financial statements, the unaudited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Guarantor as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(d) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of each Borrower, the Part II FOCUS Report for each Borrower as at the end of such quarter.

All such financial statements (other than the Part II FOCUS Reports) shall fairly present in all material respects the financial condition and results of operations of the applicable Loan Party and its consolidated Subsidiaries and shall be prepared in reasonable detail and in accordance with GAAP in all material respects applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, if applicable. All Part II Focus Reports shall contain all information in appropriate detail as required by the applicable form. Documents required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered by posting such documents electronically with notice to the Administrative Agent and each Lender thereof and if so posted, shall be deemed to have been delivered on the date (i) on which such Loan Party posts such documents, or provides a link thereto on the Guarantor’s website on the Internet at the Guarantor’s website address at www.knight.com; or (ii) on which such documents are posted on such Loan Party’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

5.2 Certificates; Other Information. Furnish to the Administrative Agent (which will furnish such information to each Lender) or, in the case of clause (d), to the relevant Lender):

(a) within five Business Days of the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer on behalf of each Loan Party stating that such Responsible Officer of such Loan Party has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements pursuant to Section 5.1, as applicable, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with Section 6.1 as of the last day of the fiscal quarter or fiscal year of the Borrowers, as the case may be;

(b) within five Business Days after the end of each calendar month, a certificate of a Responsible Officer of KECS indicating the Eligible NSCC Margin Deposits of KECS in effect for each Business Day in the most recently ended calendar month;

(c) (i) within five Business Days after the same are sent, copies of all financial statements and reports that any Loan Party sends to the public holders of any class of its debt securities or public equity securities and (ii) within five Business Days after the same are filed, copies of all financial statements and reports that any Loan Party may make to, or file with, the SEC, in each case, to the extent not otherwise provided on the Guarantor’s website on the Internet at the Guarantor’s website address at www.knight.com; and

(d) promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (other than Indebtedness), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) such failure would not reasonably be expected to have a Material Adverse Effect.

5.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges, Broker-Dealer Licenses and Memberships, Broker-Dealer Registrations and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or Section 6.5(e) and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (including any Requirements of Law dealing with net capital requirements), except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which true and correct entries shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender (after consultation with, and subject to coordination of visits by, the Administrative Agent), at the expense of the Administrative Agent or such Lender, as the case may be (unless a Default or Event of Default has occurred and is continuing, in which case the Borrowers shall pay such expenses) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable advance notice to the Borrowers and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers of the Group Members.

5.7 Notices. Promptly give notice to the Administrative Agent (which shall furnish such information to each Lender):

(a) the occurrence of any Default or Event of Default;

(b) any litigation or proceeding affecting any Group Member and not covered by insurance that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect and, in any case, any litigation or proceeding affecting any Group Member which relates to any Loan Document;

(c) the following events, as soon as possible and in any event within 30 days after any Responsible Officer knows thereof, if such event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, the determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien with respect to a Plan in favor of the PBGC or a Single-Employer Plan or any withdrawal by a Loan Party or a Commonly Controlled Entity from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (ii) the termination of any Single-Employer Plan in a non-standard termination; and

(d) any development or event that, in the reasonable judgment of any Loan Party, has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8 Use of Proceeds. Use the proceeds of the Loans solely as set forth in Section 3.15.

5.9 Compliance with Regulatory Requirements. Comply, and cause each Broker-Dealer Subsidiary to comply, with all material rules and regulations of the SEC and FINRA applicable to it (including such rules and regulations dealing with net capital requirements), and, to the extent applicable to any Borrower or any other Broker-Dealer Subsidiary, all similar, equivalent or comparable foreign statutes, rules, regulations, and other regulatory requirements, except, in each case, where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

SECTION 6. NEGATIVE COVENANTS

The Guarantor hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations for which no claim has been made), the Guarantor shall not, and shall not permit any of its Subsidiaries (as applicable) to, directly or indirectly:

6.1 Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Guarantor (beginning with the period of four consecutive fiscal quarters of the Guarantor ending on June 30, 2012) to exceed 2.25 to 1.00.

(b) Minimum Liquidity Ratio. Permit the Liquidity Ratio of any Borrower, as at any time, to be less than 1.0 to 1.0.

(c) Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth of any Borrower or the Guarantor at any time to be less than the Minimum TNW applicable to such Borrower or Guarantor.

(d) Minimum Regulatory Capital. Permit the Net Capital of any Foreign Subsidiary that is a Broker-Dealer Subsidiary and a Material Subsidiary or any Domestic Subsidiary that is a Broker-Dealer Subsidiary at any time to be less than (i) for any Broker-Dealer Subsidiary that has elected not to be subject to the “Aggregate Indebtedness Standard” pursuant to the Exchange Act (i.e., a Broker-Dealer Subsidiary testing net capital requirements on the basis of “aggregate debit items” pursuant to the Exchange Act), the greater of (x) 5.5% of the amount of the “aggregate debit items” of such Broker-Dealer Subsidiary, computed in accordance with the Exchange Act, and (y) 120% of the minimum amount of Net Capital required for such Broker-Dealer Subsidiary by the Exchange Act and (ii) for any other Broker-Dealer Subsidiary, 150% of the minimum amount of Net Capital required for such Broker-Dealer Subsidiary by the Exchange Act or, in the case of a Foreign Subsidiary, any similar or comparable foreign regulation. The Guarantor shall be deemed to be in compliance with this Section 6.1(d) with respect to any Broker-Dealer Subsidiary so long as the then most recent computation of Net Capital for such Broker-Dealer Subsidiary shows such compliance and no Responsible Officer of the Guarantor or such Subsidiary has actual knowledge that the Guarantor is not in compliance with this Section 6.1(d). The Guarantor shall make such computations demonstrating compliance with the net capital requirements applicable to any Broker-Dealer Subsidiary when required by the Exchange Act, the SEC or any other applicable Governmental Authority, but at least weekly in the case of any Broker-Dealer Subsidiary electing not to be subject to the “aggregate indebtedness standard” pursuant to the Exchange Act (i.e., a Broker-Dealer Subsidiary testing net capital requirements on the basis of “aggregate debit items” pursuant to the Exchange Act), and monthly otherwise.

6.2 [Reserved].

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of the property of the Guarantor, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due, that are being contested in good faith by appropriate proceedings, are not at the time delinquent or thereafter can be paid without penalty or the failure of which to pay would not reasonably be expected to have a Material Adverse Effect; provided that adequate reserves with respect thereto are maintained on the books of the Guarantor or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) (i) pledges or deposits in connection with workers’ compensation, unemployment insurance, old age pensions and other social security or retirement legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Guarantor or any Subsidiary;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, zoning ordinances, building restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Guarantor or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness outstanding on the date hereof, and Liens incurred to secure any Indebtedness to refinance such Indebtedness; provided that no such Lien is spread to cover any additional property after the Closing Date (other than after-acquired property that is related to the property covered by such Lien and proceeds and products of such property) and that the principal amount of Indebtedness secured thereby is not increased;

(g) Liens securing Purchase Money Indebtedness of the Guarantor or any other Subsidiary, provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired property that is related to the property covered by such Lien and proceeds and products of such property) and (ii) the principal amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents and Liens securing Term Loan Obligations;

(i) any interest or title of a lessor under any lease entered into by the Guarantor or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) any Lien existing on any property or asset prior to the acquisition thereof by the Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Guarantor or any Subsidiary other than after-acquired property that is related to the property covered by such Lien and proceeds and products of such property and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of such date;

(k) Liens on assets described in clause (a)(i) of the definition of Excluded Debt and created, incurred or assumed by any Borrower, Broker-Dealer Subsidiary, any other Subsidiary that is an operating regulated entity or licensed mortgage Subsidiary or Subsidiary of a Broker-Dealer Subsidiary, other Subsidiary that is an operating regulated entity or licensed mortgage Subsidiary to secure Excluded Debt;

(l) Liens securing Indebtedness of any Borrower or any other Loan Party in an aggregate principal amount for all such Indebtedness not to exceed at the time of incurrence thereof the amount equal to 10% of Consolidated Tangible Net Worth;

(m) Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate detract from the value of its property or assets or impair the use thereof in the operation of its business;

(n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(h) or securing appeal or other surety bonds relating to such judgments;

(o) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (f), (g), (j), (k) and (l); provided that (i) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in the foregoing clauses, extensions, renewals and replacements thereof) and (ii) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced other than after-acquired property that is related to the property covered by such Lien and proceeds and products of such property;

(p) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts or relating to pooled deposit or sweep accounts of Guarantor or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry and (iv) in the nature of contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Guarantor or any Subsidiary or otherwise in the ordinary course of business and customary holdbacks under credit cards or similar merchant processing;

(q) Liens securing obligations of the Guarantor or any Subsidiary in respect of any Swap Agreements entered into in the ordinary course of business, for non-speculative purposes and in accordance with Section 6.10;

(r) leases, licenses, subleases or sublicenses (including the provision of software under an open source license) granted to others in the ordinary course of business which do not (i) impair in any material respect the operation of the business of the Guarantor or any Material Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(s) Liens solely on any cash earnest money deposits made by Guarantor or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(u) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(v) utility and similar deposits made by the Guarantor in the ordinary course of business;

(w) temporary Liens in connection with sales, transfers, leases, assignments or other conveyances or dispositions of securities permitted under Section 6.5, including (x) Liens on securities granted or deemed to arise in connection with and as a result of the execution, delivery or performance of contracts to sell such securities if such sale is otherwise permitted hereunder, or is required by such contracts to be permitted hereunder, and (y) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any securities or interest therein, which rights of first refusal, option or contractual rights are granted in connection with a sale, transfer or other disposition of securities permitted hereunder; and

(x) other Liens securing Indebtedness or other obligations, as long as each of (i) the aggregate principal amount at any time outstanding of the Indebtedness or other obligations secured thereby when taken together and (ii) the fair market value of the property subject to such Liens do not exceed 10% of the Guarantor’s Consolidated Tangible Net Worth as reflected in the most recently delivered quarterly or annual financial statements of the Guarantor.

6.4 Fundamental Changes. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) the Guarantor or any of its Subsidiaries may merge, amalgamate or consolidate with any Person; provided that (A) in the case of any merger, amalgamation or consolidation involving a Borrower, such Borrower shall be the continuing or surviving corporation; (B) in the case of any merger, amalgamation or consolidation involving the Guarantor, the Guarantor shall be the continuing or surviving corporation, (C) in the case of any merger or consolidation involving a Material Group Member, the continuing or surviving entity shall be a Material Group Member; and (D) in the case of any merger or consolidation involving a Broker-Dealer Subsidiary, the continuing or surviving entity shall be a Broker-Dealer Subsidiary;

(b) any Subsidiary of the Guarantor (except any Borrower) may Dispose of all or substantially all of its assets (i) to the Guarantor or any Subsidiary; provided that (A) in the case of any such Disposition by any Material Group Member, the transferee entity shall be a Material Group Member, (B) in the case of any such Disposition by any Broker-Dealer Subsidiary, the transferee entity shall be a Broker-Dealer Subsidiary, and (C) in the case of any such Disposition by any Subsidiary of a Borrower, the transferee entity shall be a Subsidiary of such Borrower, or (iii) pursuant to a Disposition permitted by Section 6.5;

(c) any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation;

(d) any Subsidiary of the Guarantor (other than a Borrower) may liquidate, wind up or dissolve or change its legal form if (i) the Guarantor determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of the Guarantor and is not materially disadvantageous to the Lenders and (ii) if such Subsidiary is a Subsidiary of a Borrower, such Borrower determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; and

(e) KCA may merge with and into KECS if KECS is the surviving entity of such merger (and after any such merger, all references to “KECS in the Loan Documents shall be deemed references to such surviving entity, notwithstanding any change of its name in connection with or after such merger); provided that (i) the Loans made to KCA and the other Obligations under the Loan Documents (other than contingent obligations for which no claim has been made) of KCA shall have been paid in full on the date of such merger (prior to giving effect to such merger) and (ii) KECS shall have expressly assumed all the obligations of KCA under this Agreement and the other Loan Documents to which KCA is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent.

6.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Material Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business and Dispositions of property no longer material to the conduct of the business of the Guarantor and its Subsidiaries;

(b) the Disposition of inventory and other assets (including securities and derivatives) in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 6.4(b);

(d) the sale or issuance of the Capital Stock (i) of any Subsidiary to the Guarantor or any Subsidiary of the Guarantor or (ii) that constitutes a minority interest in a Person that is not a Subsidiary;

(e) (i) the sale or other Disposition by the Guarantor of its property or assets to another Loan Party or (ii) the sale or other Disposition by any Subsidiary to another Subsidiary;

(f) any Restricted Payment or Investment that is permitted to be made, and is made, under Section 6.6 or 6.8, respectively;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) sales or grants of licenses or sublicenses to use the Guarantor’s or any of its Subsidiaries’ trademarks, patents, trade secrets, know-how or other Intellectual Property and technology to the extent that such sale, license or sublicense does not materially impair the conduct of the business of any Borrower or the Guarantor or any of its Subsidiaries, taken as a whole;

(i) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(j) Dispositions in the ordinary course of business of Cash Equivalents;

(k) the cancellation or forgiveness in the ordinary course of business of any loan or advance to any employee of any Group Member;

(l) the Disposition of other property having a fair market value not to exceed, in the aggregate for any fiscal year of the Guarantor, $20,000,000; provided that any such Disposition to a Person that is not a Group Member is for consideration at least equivalent to the fair market value of such other property; and

(m) the Disposition of any other property having a fair market value exceeding, in the aggregate for any fiscal year of the Guarantor, $20,000,000; provided that any such Disposition to a Person that is not a Group Member is for consideration at least equivalent to the fair market value of such other property; and provided, further that, (i) after giving effect to such Disposition, the Guarantor shall be in compliance with Section 6.12, and (ii) if the fair market value of such other property exceeds $50,000,000, such Disposition shall only be permitted if the Loan Parties, after giving pro forma effect to such Disposition and the use of proceeds thereof, are in compliance with the covenants set forth in Sections 6.1(a) and (c).

6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Borrower or the Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or the Guarantor (collectively, “Restricted Payments”), except that any Borrower and the Guarantor may make Restricted Payments so long as (i) no Default has occurred and is continuing or would exist after giving effect to such Restricted Payment and (ii) the Guarantor and each Borrower is in compliance, on a pro forma basis after giving effect to such Restricted Payment, with the covenants contained in Section 6.1(a) and (c).

6.7 Capital Expenditures. Make any Capital Expenditure, except Capital Expenditures of the Guarantor and its Subsidiaries not exceeding in any fiscal year of the Guarantor the greater of (i) $70,000,000 and (ii) 6% of the Consolidated Net Revenue of the Guarantor for such fiscal year (giving pro forma effect to any “Material Acquisition” or “Material Disposition”, as defined in and consistent with the methodology set forth in the last two sentences of the definition of Consolidated EBITDA, with the “Reference Period” being the period since the first day of the applicable fiscal year); provided, that any amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in any succeeding fiscal year.

6.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents (and other Investments in the ordinary course of a broker-dealer business);

(c) Guarantee Obligations constituting Indebtedness and Guarantee Obligations incurred in the ordinary course of business for obligations that do not constitute Indebtedness and have been incurred by the Guarantor or any of its Subsidiaries in the ordinary course of business;

(d) (i) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) and (ii) other loans and advances to employees of any Group Member in an aggregate amount for all Group Members not to exceed $10,000,000 at any one time outstanding;

(e) Investments constituting Permitted Acquisitions;

(f) Investments in assets useful in the business of the Guarantor and its Subsidiaries made by the Guarantor or any of its Subsidiaries with the net cash proceeds of any Disposition or Recovery Event that are not used to prepay Term Loan Obligations;

(g) (i) intercompany Investments by any Group Member in another Group Member, and (ii) the intercompany Investments existing on the date hereof and listed on Schedule 6.8 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.8;

(h) Investments consisting of extensions of credit entered into or made or that are received in the ordinary course of business in accordance with normal practice and Investments received in satisfaction or partial satisfaction therefrom from financially troubled account debtors in the ordinary course of business;

(i) Investments existing on the date hereof and set forth on Schedule 6.8 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.8;

(j) Investments in Swap Agreements permitted under Section 6.10;

(k) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 6.5;

(l) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) share repurchases by the Guarantor permitted by Section 6.6(d);

(p) Investments reflected on the financial statements of the Guarantor and its Subsidiaries as included in reports on forms 10-K and 10-Q as filed with the SEC as “Deferred Compensation Investments”;

(q) Investments in connection with cash settled conversions of the Subordinated Notes pursuant to the Subordinated Notes Indenture as in effect on the date hereof; and

(r) other Investments so long as (i) no Default has occurred and is continuing or would exist after giving effect to such Investment and (ii) the Guarantor and each Borrower is in compliance, on a pro forma basis after giving effect to such Investment, with the covenants contained in Section 6.1(a) and (c).

6.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any other Group Member) unless such transaction is (a) (i) otherwise permitted under this Agreement and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) a Restricted Payment permitted by Section 6.6.

6.10 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the applicable Loan Party or any Subsidiary of such Loan Party has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the applicable Loan Party or any Subsidiary of such Loan Party and (c) Swap Agreements entered into in order to swap currency in connection with funding the business of the applicable Loan Party or any Subsidiary of such Loan Party in the ordinary course of business.

6.11 Changes in Fiscal Periods. Permit the fiscal year of any Loan Party to end on a day other than December 31 or change any Loan Party’s method of determining fiscal quarters.

6.12 Lines of Business. Other than lines of business in which the Guarantor and its Subsidiaries expend not more than $25,000,000 in the aggregate, enter into or acquire (through a Permitted Acquisition or other transaction permitted hereunder) any material line of business, either directly or through any Subsidiary, substantially different from, or cease to be substantially engaged in, the principal lines of material businesses conducted by the Guarantor and its Subsidiaries, taken as a whole, on the Closing Date or any lines of business similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.

6.13 Payments of Subordinated Indebtedness. Make any prepayment of any principal, interest or other amounts owed in respect of any Subordinated Indebtedness, if (i) a Default has occurred and is continuing or would exist after giving effect to such prepayment or (ii) the Guarantor or any Borrower would not be in compliance, on a pro forma basis after giving effect to such prepayment, with the covenants contained in Section 6.1(a) and (c).

SECTION 7. GUARANTEE

7.1 Guarantee. (a) The Guarantor hereby unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders, and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(a) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Guarantor under applicable Federal and state laws relating to the insolvency of debtors.

(b) The Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing the guarantee contained in this Section 7 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(c) The guarantee contained in this Section 7 shall remain in full force and effect until all the Obligations (other than contingent indemnification obligations for which no claim has been made) and the obligations of the Guarantor under the guarantee contained in this Section 7 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Obligations.

(d) No payment made by any Borrower, the Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by the Guarantor in respect of the Obligations or any payment received or collected from the Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of the Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

7.2 No Subrogation. Notwithstanding any payment made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations (other than contingent indemnification obligations for which no claim has been made) are paid in full and the Commitments are terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

7.3 Amendments, etc. with respect to the Obligations. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, the Supermajority Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 7 or any property subject thereto.

7.4 Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 7 or acceptance of the guarantee contained in this Section 7; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, increased or waived, in reliance upon the guarantee contained in this Section 7; and all dealings between any Borrower and the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 7. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that the guarantee contained in this Section 7 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of the Guarantor under the guarantee contained in this Section 7, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7.5 Reinstatement. The guarantee contained in this Section 7 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

7.6 Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate (including any certification of any financial statement) or document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 2.8, Section 5.2(d), Section 5.4(a), Section 5.7(a) or Section 6 hereof; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or the Required Lenders; or

(e) any Material Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity, in each case, for so long as such default is unremedied and is not waived by the holders of such Material Indebtedness; or

(f) (i) any Material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Material Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or any Single Employer Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (ii) a filing shall be made pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, or there shall be a failure by any Loan Party or any Commonly Controlled Entity to make by its due date a required contribution to any Single Employer Plan or Multiemployer Plan, (iii) a determination shall be made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (iv) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (v) any Single Employer Plan shall terminate in a non-standard termination for purposes of Title IV of ERISA, (vi) any Loan Party or any Commonly Controlled Entity shall, or shall be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vii) there shall be a determination that any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Material Group Member involving in the aggregate a liability (not paid or to the extent not covered by insurance or indemnity) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) except as expressly permitted hereunder or thereunder, any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) except as expressly permitted hereunder or thereunder, the guarantee contained in Section 7 of this Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Guarantor; or (ii) the board of directors of the Guarantor shall cease to consist of a majority of Continuing Directors; or

(l) any Fundamental Change (as defined under the Subordinated Notes Indenture) or any similar change of control event having similar consequences occurs under any instrument related to any Material Indebtedness that is Subordinated Indebtedness; or

(m) revocation or suspension of any Broker-Dealer License or Membership or Broker-Dealer Registration which has resulted or would result in a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Guarantor or a Borrower, the Commitments shall immediately and automatically terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately and automatically become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Commitments to be terminated forthwith; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to any Borrower, declare the Loans to any Borrower (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers. For the avoidance of doubt, a Default or an Event of Default with respect to one Borrower shall constitute a Default or an Event of Default, as applicable, with respect to the other Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, email, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan

Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify (severally and not joint and severally) each Agent and its officers, directors, employees, affiliates, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective aggregate Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such aggregate Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s bad faith, gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) shall have occurred and be continuing) be subject to approval by the Loan Parties (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and Section 10.5 shall inure to its benefit.

9.10 Syndication Agent and Documentation Agents. The Syndication Agent and the Documentation Agents shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of (a) adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waiving, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, subject to Section 2.19(b), no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment, in each case without the written consent of each Lender directly affected thereby; provided, that (x) any waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification of defined terms used in the financial covenants in Section 6.1 in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i), and each of which shall only require the consent of the Required Lenders; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definitions of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, release any Collateral (except as provided for in the Loan Documents) to the extent such release would result in the Borrowing Base A Loans exceeding the Borrowing Base A Limit or the Borrowing Base B Loans exceeding the Borrowing Base B Limit or release the Guarantor from its obligations under the guarantee contained in Section 7 of this Agreement, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provisions in Section 2.14(a), (b) and (c) without the written consent of each Lender adversely affected thereby; (v) waive any mandatory prepayment required under Section 2.8(a) or amend or modify the definitions of “Advance Rate”, “Borrowing Base A Limit”, “Concentration Limit”, “Eligible Assets”, “Eligible Assets Category”, “Eligible ETFs”, “Eligible U.S. Government Bonds”, “Eligible Listed Equities”, “Eligible MBS”, “Eligible Non-Listed Equities”, “Loan Value” or “Pledged Eligible Asset” in each case to the extent such waiver, amendment or modification would result in a less restrictive standard than set forth in such definitions, in each case without the written consent of the Supermajority Lenders (provided that, for the avoidance of doubt, notwithstanding the foregoing clause (v), exchange-traded funds (other than leveraged exchange-traded funds) shall be considered “Eligible ETFs” upon the request of the Borrowers and with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)); (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any of the rights or duties of the Swingline Lenders without the written consent of each Swingline Lender, if any, that holds a Swingline Loan that is outstanding at the time that such amendment, modification or waiver becomes effective or (viii) amend, modify or waive any provision of Section 2.20 or the definition of the term “Defaulting Lender” without the written consent of the Administrative Agent or, if any Swingline Loans are outstanding at such time, the applicable Swingline Lender or Swingline Lenders (for the avoidance of doubt, this clause (viii) shall be the only clause in this proviso applicable to any such amendment, modification or waiver of Section 2.20 or the definition of the term “Defaulting Lender”). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary contained in this Section 10.1, if following the effective date of any Loan Document, the Administrative Agent, the Borrowers and the Guarantor shall have jointly identified any error or omission in any provision of the Loan Documents, then the Administrative Agent, the Borrowers and the Guarantor shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

In addition, notwithstanding anything to the contrary contained in this Section 10.1, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers, the Guarantor and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrowers and Guarantor:	c/o Knight Capital Group, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310]
Attention: Chief Financial Officer Telecopy: (201) 557-6853
Telephone: (201) 222-9400

with a copy to: Knight Capital Group, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310] Attention: General Counsel Telecopy: (201) 557-6853 Telephone: (201) 222-9400

Administrative Agent:	JPMorgan Chase Bank, N.A. 1111 Fannin Street, 10th Floor Houston, TX 77002-6925 Attention: Siraz Maknojia Telecopy: (713) 427-6416 Telephone: (713) 374-4312

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Loan Parties, jointly and severally, agree (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, the syndication of the credit facilities provided herein and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent (not to exceed one outside counsel per jurisdiction (and, if reasonably necessary, regulatory counsel)) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Loan Parties prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated reasonable fees and expenses of in-house counsel) (not to exceed one outside counsel per jurisdiction (and, if reasonably necessary, regulatory counsel)) to each Lender and of counsel to the Administrative Agent (not to exceed one outside counsel per jurisdiction (and, if reasonably necessary, regulatory counsel)), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (limited to the attorney costs of one counsel for the Indemnitees taken as a whole, subject to, in the case of a conflict of interest, additional counsel as necessary (and, in all events, if reasonably necessary, additional regulatory counsel)) (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), regardless of whether any Indemnitee is a party thereto, provided, that no Loan Party shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any affiliate, director, officer, employee, advisor or agent of such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Loan Parties pursuant to this Section 10.5 shall be submitted to the attention of the Chief Financial Officer of the Guarantor with a copy to the attention of the General Counsel of the Guarantor, both at the address of the Loan Parties set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Guarantor in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (excluding natural persons and the Guarantor and its Affiliates) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrowers (such consent not to be unreasonably withheld; it being understood that any Borrower shall have the right to withhold its consent if such Borrower would be required to obtain the consent of, or make a filing or registration with, any Governmental Authority), provided that no consent of any Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrowers shall be deemed to have consented to any such assignment unless the Borrowers shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld) provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below); and

(C) each Swingline Lender that holds any Swingline Loan outstanding at the time such assignment is consummated (such consent not to be unreasonably withheld).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall (i) maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register and (ii) record in the register the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Guarantor, any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) each Participant’s interest is recorded in the Register to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section or in a comparable register maintained by the Lender. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of and subject to the limitations of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section so long as such Participant complies with Section 2.16(d) and (e); provided that such Participant’s interest is recorded in the Register to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section or in a comparable register maintained by the relevant Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a)

as though it were a Lender; provided that such Participant’s interest is recorded in the Register to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section or in such a register maintained by the relevant Lender.

(d) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.16 unless such Participant complies with Sections 2.16(d) and (e).

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto; provided further that the pledgee may not become a Lender unless it satisfies the requirements of this Section 10.6.

(f) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to such Lender.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or its affiliate or any of their respective branches and agencies thereof to or for the credit or the account of the applicable Borrower, as the case may be. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with each Loan Party and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in Manhattan, the courts of the United States for the Southern District of New York in Manhattan, and appellate courts from any thereof and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law (except that, (x) in the case of any Security Document, proceedings may also be brought by the Administrative Agent in the State in which the applicable Collateral is located or any other relevant jurisdiction and (y) in the case of any bankruptcy, insolvency or similar proceedings with respect to any Loan Party, actions or proceedings related to this Agreement and the other Loan Documents may be brought in such court holding such bankruptcy, insolvency or similar proceedings);

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth or referred to in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) in the case of each Loan Party, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by a Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, for the avoidance of doubt, in the circumstances described in Section 2.8(c) hereof) or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than contingent obligations for which no claim has been made) shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Release of KCA. Upon KECS becoming the sole clearing broker for KCA and at such time as the Loans made to KCA and the other Obligations under the Loan Documents (other than contingent obligations for which no claim has been made) of KCA shall have been paid in full, KCA shall cease to be a Borrower and a Loan Party hereunder and shall be released from all Obligations (other than any Obligations that by their terms survive termination of this Agreement) and the Collateral granted by KCA shall automatically be released from the Liens created by the Security Documents, all without delivery of any instrument or performance of any act by any Person.

10.16 Confidentiality (a). Each of the Administrative Agent and each Lender agrees to keep, and to cause its Affiliates to keep, confidential and to not use or disclose, and to cause its Affiliates to not use or disclose, all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender or any such Affiliate from (x) disclosing any such information (a) to the Administrative Agent, any other Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its Affiliates, its and its Affiliates employees, directors, officers and agents, including accountants, legal counsel and other advisors or to any other Lender or Participant (it being understood that such disclosure will be made only to such Persons who have the need to know such information and only if the Persons to whom such disclosure is made are informed of the confidential nature of such Information, instructed to keep such information confidential and receive such information in connection with (i) their evaluation of the ability of the Loan Parties to repay the Loans and perform their other obligations under the Loan Documents, (ii) administering the Obligations under this Agreement, (iii) servicing the Borrowings hereunder, (iv) protecting their interests under this Agreement or (v) performing any similar function in connection with any other extension of credit by the Lenders to the Guarantor or a Subsidiary (excluding any transaction in any public security of the Guarantor or a Subsidiary), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has become generally known to the public other than as a result of a known breach of any requirement to keep such information confidential, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided, however, in the case of (f) above, the Administrative Agent or the Lender, as applicable shall provide prior written notice to the Guarantor or applicable Borrower and cooperate with the Guarantor or such Borrower to obtain a protective order or confidential treatment or (y) using any such information in connection with the administration and management of this Agreement and the other Loan Documents.

(b) Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Guarantor and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Loan Parties or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Loan Parties and their Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Loan Parties and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.17 WAIVERS OF JURY TRIAL. THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA PATRIOT Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is hereby required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act. The Loan Parties shall from time to time provide (a) all documentation and information that each Lender reasonably requests in order to satisfy such Lender’s obligations under the Patriot Act and (b) all documentation and information required by bank regulatory authorities under applicable “know your customer” rules and regulations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KNIGHT CAPITAL GROUP, INC. as Guarantor

By:
Name:
Title:

KNIGHT EXECUTION & CLEARING SERVICES LLC

By:
Name:
Title:

KNIGHT CAPITAL AMERICAS, L.P.

By:
Name:
Title:

Signature Page to the Revolving Loan Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

Signature Page to the Revolving Loan Credit Agreement

US BANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:
Name:
Title:

Signature Page to the Revolving Loan Credit Agreement

BANK OF AMERICA, N.A., as Documentation Agent and as a Lender

By:
Name:
Title

Signature Page to the Revolving Loan Credit Agreement

:

BANK OF MONTREAL, CHICAGO BRANCH, as Documentation Agent and as a Lender

By:
Name:
Title:

Signature Page to the Revolving Loan Credit Agreement

Lender Signature Page to Knight Execution & Clearing Services LLC and Knight Capital Americas, L.P. Credit Agreement, dated as of the date first above written

, as Lender

By:

Name:
Title:

For any Lender Requiring a Second Signature Line:

By:

Name:
Title:

Signature Page to the Revolving Loan Credit Agreement

Schedule 1.1A — Advance Rates/Concentration Limits

“Advance Rate”: with respect to any category of Eligible Assets listed in the left column of the table below (each, an “Eligible Asset Category”), the percentage set forth in the right column of the table below opposite such Eligible Asset Category:

Eligible Asset Category	Advance Rate

Eligible U.S. Government Bonds	94%

Eligible MBS	93%

Eligible Corporate Debt which is rated AAA by S&P and Aaa by Moody’s	94%

Eligible Corporate Debt which is rated from AA+ by S&P and Aa1 by Moody’s to AA- by S&P and Aa3 by Moody’s	87%

Eligible Corporate Debt which is rated from A+ by S&P and A1 by Moody’s to A- by S&P and A3 by Moody’s	80%

Eligible Corporate Debt which is rated from BBB+ by S&P and Baa1 by Moody’s to BBB- by S&P and Baa3 by Moody’s	70%

Eligible Listed Equities and Eligible ETFs with a market value of more than $5.00 per share	75%

Eligible Listed Equities and Eligible ETFs with a market value equal to or less than $5.00 per share	50%

Eligible Non-Listed Equities	35%

For purposes of determining the Advance Rate for any Eligible Asset, (i) if the ratings established by Moody’s and S&P for such Eligible Asset shall fall within different categories, the Advance Rate shall be based on the lower of the two ratings, (ii) if only one rating is available from either Moody’s or S&P, then such rating shall be used to determine the Advance Rate and (iii) if the ratings established by Moody’s or S&P shall be changed, such change shall be effective as of the date on which it is first announced by the applicable rating agency. If the rating system of Moody’s or S&P shall change, or if either rating agency shall cease to be in the business of rating obligations, the Lenders and the Borrowers shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency.

“Concentration Limit”: a policy pursuant to which, for purposes of determining whether an asset constitutes a Pledged Eligible Asset of a Borrower, the following limits apply:

(a) Eligible Listed Equities, Eligible Non-Listed Equities and Eligible Corporate Debt issued by any single issuer and its Affiliates shall constitute Eligible Assets (and in the case of KECS, Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets and Firm Pledged Eligible Assets) only to the extent that the aggregate Market Value of Eligible Listed Equities, Eligible Non-Listed Equities and Eligible Corporate Debt issued by such issuer and its Affiliates would not exceed 10% of the Borrowing Base A Limit for such Borrower (and in the case of KECS, 10% of all Customer Pledged Eligible Assets, 10% of all Non-Customer Pledged Eligible Assets and 10% of Firm Pledged Eligible Assets) at such time;

(b) American depositary receipts, Eligible ETFs and Eligible Non-Listed Equities shall constitute Eligible Assets (and in the case of KECS, Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets and Firm Pledged Eligible Assets) only to the extent that the aggregate Market Value of such American depositary receipts, Eligible ETFs and Eligible Non-Listed Equities would not exceed 25% of the Borrowing Base A Limit for such Borrower (and in the case of KECS, 25% of all Non-Customer Pledged Eligible Assets, 25% of all Customer Pledged Eligible Assets and 25% of Firm Pledged Eligible Assets) at such time;

(c) American depositary receipts shall constitute Eligible Assets (and in the case of KECS, Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets and Firm Pledged Eligible Assets) only to the extent that the aggregate Market Value of such American depositary receipts would not exceed 15% of the Borrowing Base A Limit for such Borrower (and in the case of KECS, 15% of all Customer Pledged Eligible Assets, 15% of all Non-Customer Pledged Eligible Assets and 15% of Firm Pledged Eligible Assets) at such time; and

(d) Eligible Non-Listed Equities shall constitute Eligible Assets (and in the case of KECS, Customer Pledged Eligible Assets, Non-Customer Pledged Eligible Assets and Firm Pledged Eligible Assets) only to the extent that the aggregate Market Value of Eligible Non-Listed Equities would not exceed 15% of the Borrowing Base A Limit for such Borrower (and in the case of KECS, 15% of all Customer Pledged Eligible Assets, 15% of all Non-Customer Pledged Eligible Assets and 15% of Firm Pledged Eligible Assets) at such time.